Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
CLARCOR INC.,
PECO ACQUISITION COMPANY,
PERRY EQUIPMENT CORPORATION
AND
PECO MANAGEMENT, LLC
OCTOBER 17, 2007

i

Index of the Disclosure Schedules
Company Disclosure Schedule

Section 3.1 – Organization and Corporate Power
Section 3.2 – Authority
Section 3.3 – No Conflict
Section 3.4 – Capitalization
Section 3.5 – Financial Statements
Section 3.6 – Absence of Undisclosed Liabilities
Section 3.7 – Absence of Certain Events
Section 3.8 – Real Property
Section 3.9 – Assets; Tangible Personal Property
Section 3.10 – Tax Matters
Section 3.11 – Company Contracts
Section 3.12 – Intellectual Property
Section 3.13 – Employee Benefit Plans
Section 3.14 – Litigation
Section 3.15 – Compliance with Legal Requirements; Governmental Authorizations
Section 3.16 – Labor Matters
Section 3.17 – Insurance
Section 3.18 – Affiliated Transactions
Section 3.19 – Customers and Suppliers
Section 3.20 – Officers and Directors
Section 3.21 – Finders’ Fees
Section 5.1 – Interim Operations
Purchaser Disclosure Schedule

Section 4.3 – No Conflict
Section 4.4 – Capitalization
Section 4.7 – Litigation
Index of Appendices
Appendix A – Defined Terms
Appendix B – Directors and Officers of Surviving Entity
Appendix C – Material Consents
Appendix D – Company Employees Executing Severance and Change of Control Agreements
Index of Exhibits
Exhibit A – Form of Escrow Agreement
Exhibit B – Form of Employment, Severance and Change of Control Agreement
Exhibit C – Letter of Transmittal
Exhibit D – Form of Subscription Agreement
Exhibit E – Form of Registration Rights Agreement

AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of October 17, 2007, by and among CLARCOR Inc., a Delaware corporation (“Purchaser”), PECO Acquisition Company, a Delaware corporation and wholly-owned subsidiary of Purchaser (“Merger Sub”), Perry Equipment Corporation, a Texas corporation (the “Company”), and PECO Management, LLC, as the Shareholder Representative. Capitalized terms used herein are defined in the Sections of this Agreement referenced in Appendix A attached hereto.
RECITALS
     WHEREAS, the respective Boards of Directors of Purchaser, Merger Sub and the Company have each determined that the merger of the Company with and into Merger Sub (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement is advisable, fair to and in the best interests of their respective corporations and shareholders and have approved the Merger; and
     WHEREAS, as a condition and inducement to Purchaser to enter into this Agreement and incur the obligations set forth herein, concurrently with the execution and delivery of this Agreement, certain Shareholders of the Company are entering into a Shareholders Agreement, pursuant to which each such Shareholder has agreed, among other things, to vote (including by execution a written consent) the shares of the Company Common Stock held by such Shareholder in favor of approval of this Agreement, including the Merger;
     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE 1.
MERGER
     Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of the Texas Business Corporation Act (the “TBCA”), and the Delaware General Corporation Law (the “DGCL”), at the Effective Time, the Company will merge with and into Merger Sub. At the Effective Time, the separate corporate existence of the Company will cease and Merger Sub will continue as the surviving entity of the Merger (the “Surviving Entity”).
     Section 1.2 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in the TBCA and DGCL. Without limiting the generality of the foregoing, and subject to Article 5.06 of the TBCA and all applicable provisions of the DGCL, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Entity, and all debts, liabilities and obligations of the Company and Merger Sub will become the debts, liabilities and obligations of the Surviving Entity.
     Section 1.3 Certificate of Incorporation and Bylaws. The certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time will be the certificate of incorporation of the Surviving Entity, until duly amended in accordance with applicable law;

provided, however, that Article First of the certificate of incorporation of Merger Sub shall be amended effective as of the Effective Time to read as follows: “The name of the corporation is Perry Equipment Corporation.” The bylaws of Merger Sub in effect immediately prior to the Effective Time will be the bylaws of the Surviving Entity, until duly amended in accordance with applicable law; provided, however, that such bylaws will be amended to refer to the name of the Surviving Entity as “Perry Equipment Corporation.”
     Section 1.4 Directors and Officers. The directors and officers of the Surviving Entity immediately after the Effective Time shall be as set forth on Appendix B hereto, to serve, in both cases, until their successors shall have been elected and qualified or until otherwise provided by law and the certificate of incorporation and/or bylaws of the Surviving Entity.
     Section 1.5 Closing and Effective Time of Merger. The closing (the “Closing”) will take places at the offices of Greenberg Traurig, LLP, 2200 Ross Avenue, Suite 5200, Dallas, Texas 75201 at 10:00 a.m., central time, on the later of (a) December 3, 2007 or (b) the third Business Day following the satisfaction or waiver of the conditions precedent set forth in Article 6 (or on such other date or at such other location as mutually agreed to by Purchaser and the Company) (the “Closing Date”). In addition to the other actions contemplated hereunder, Merger Sub and the Company will cause Articles of Merger satisfying the requirements of the TBCA, in form mutually acceptable to Purchaser and the Company (the “Texas Articles of Merger”), and a Certificate of Merger satisfying the requirements of the DGCL, in form mutually acceptable to Purchaser and the Company (the “Delaware Certificate of Merger”), to be properly executed, verified and delivered for filing in accordance with the TBCA and DGCL, as applicable, on the Closing Date. The Merger will become effective upon the filing of both the Texas Articles of Merger with the Secretary of State of the State of Texas in accordance with the TBCA and the filing of the Delaware Certificate of Merger with the Secretary of State of Delaware in accordance with the DGCL, or at such later time which Purchaser and the Company will have agreed upon and designated in such filing in accordance with applicable law (the “Effective Time”).
     Section 1.6 Agreements to be Entered Into Concurrently with Merger Agreement. Concurrently with the execution and delivery of this Agreement, the persons below will execute and deliver the following agreements: (i) Restrictive Covenant Agreements, between CLARCOR and each of PECO Partners I, Ltd., PECO Partners II, Ltd., PECO Partners III, Ltd., Laine Perry, Leigh Perry Payne, Doris Perry McConnell and Mike McConnell, (ii) Consulting Agreements, between Merger Sub and each of Marney Dunman Perry, Jr. and Laine Perry, (iii) a release, between CLARCOR and each of PECO Partners I, Ltd., PECO Partners II, Ltd., PECO Partners III, Ltd., Laine Perry, Leigh Perry Payne, Doris Perry McConnell and Mike McConnell, (iv) a Shareholders Agreement, between CLARCOR and each of PECO Partners I, Ltd., PECO Partners II, Ltd., PECO Partners III, Ltd., Laine Perry and Doris Perry McConnell (the “Shareholders Agreement”), and (v) an acknowledgement letter, between CLARCOR and Merger Sub and Laine Perry. Pursuant to the terms of each of these agreements (other than the Shareholders Agreement), the parties thereto shall not have any rights or obligations pursuant to such agreements prior to Closing, and in the event that this Agreement is terminated for any reason whatsoever and the Closing does not occur, then such agreements shall automatically be terminated for all purposes without any action by the parties thereto and shall be void ab initio.

ARTICLE 2.
CONVERSION OF SECURITIES
     Section 2.1 Conversion of Capital Stock of Merger Sub. As of the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company or the respective shareholders thereof, each share of the capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Entity.
     Section 2.2 Conversion of Capital Stock of the Company.
          (a) Cancellation of Treasury Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company or the respective shareholders thereof, all shares of the Company’s common stock, no par value (“Company Common Stock”), that are owned by the Company as treasury stock shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.
          (b) Aggregate Merger Consideration. Subject to Section 2.6, and prior to adjustment pursuant to Section 2.4, the aggregate merger consideration payable for the issued and outstanding shares of Company Common Stock (the “Merger Consideration”) shall be $161,050,000 consisting of (i) 2,343,750 shares of common stock, par value $1.00 per share, of Purchaser (“Purchaser Common Stock”), (the “Share Consideration”), plus (ii) cash in an amount equal to $86,050,000 (the “Base Cash Consideration”), subject to adjustment as provided below, including, without limitation, the withholding of the Escrowed Shares and Escrowed Cash at Closing as contemplated by Section 2.2(g), the adjustments to the Share Consideration at Closing contemplated by Section 2.3 based on changes to the Average Closing Price and adjustments to the Base Cash Consideration following the Closing as contemplated by Section 2.4 based on changes to the Adjusted Consolidated Net Working Capital. The issuance of the Purchaser Common Stock will not be registered, and the holders of Converted Company Shares receiving shares of Purchaser Common Stock will have registration rights pursuant to, and such holders will not be permitted to transfer such shares except in accordance with, the Registration Rights Agreement.
          (c) Per Share Merger Consideration. As of the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company or the respective shareholders thereof, each of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) (all such shares, excluding the Dissenting Shares, the “Converted Company Shares”) shall be converted into the right to receive the following consideration:
          (i) for each Converted Company Share beneficially owned by the PECO Employees’ Stock Ownership Trust (the “ESOP”) and the estate of E. B. Cooper (the “Cooper Estate”), an amount in cash equal to the quotient of (A) the Aggregate Closing Merger Consideration Amount (as defined below), divided by (B) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (the “ESOP/Cooper Estate Per Share Cash Consideration”), or
          (ii) for each Converted Company Share beneficially owned by all Shareholders (other than the ESOP and Cooper Estate) an amount equal to the quotient of (A) the Base Cash Consideration (less the aggregate amount of all cash paid to the ESOP and the

Cooper Estate pursuant to Section 2.2(c)(i) above) divided by (B) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, less the number of Converted Company Shares owned by the ESOP and the Cooper Estate (the “General Per Share Cash Consideration”); plus an amount equal to the quotient of (A) the Share Consideration (as adjusted at Closing pursuant to Section 2.3 hereof) divided by (B) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, less the number of Converted Company Shares owned by the ESOP and the Cooper Estate (the “Per Share Stock Consideration”) (the General Per Share Cash Consideration and Per Share Stock Consideration, collectively, the “General Per Share Merger Consideration”; the General Per Share Merger Consideration and ESOP/Cooper Estate Per Share Cash Consideration are collectively referred to herein as the “Per Share Merger Consideration”).
For purposes of this Agreement, the “Aggregate Closing Merger Consideration Amount” means (i) the total amount of the Base Cash Consideration, prior to adjustment following the Closing contemplated by Section 2.4 based on changes to the Adjusted Consolidated Net Working Capital, plus (ii) the product of (a) the number of shares of Purchaser Common Stock issued at Closing as part of the Merger Consideration, as adjusted pursuant to Section 2.3, multiplied by (b) the Average Closing Price.
          (d) Cancellation of Company Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company or the respective shareholders thereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall cease to exist, all certificates for such stock shall be canceled and no shares of the Surviving Entity shall be exchanged therefor; provided, however, that each holder of Company Common Stock (other than a holder of Dissenting Shares) as of the Effective Time shall be entitled in accordance with Section 2.2(c) above, upon delivery of a letter of transmittal in the form attached hereto as Exhibit C and, other than the ESOP and Cooper Estate, a subscription agreement in the form attached hereto as Exhibit D and a registration rights agreement in the form attached hereto as Exhibit E (the “Registration Rights Agreement”), to the Per Share Merger Consideration multiplied by the number of issued and outstanding shares of Company Common Stock held by such holder (and it is acknowledged and agreed that, notwithstanding anything contained herein to the contrary, Purchaser will withhold the Per Share Merger Consideration payable to any such holder of Company Common Stock until such holder makes the deliveries set forth above). Notwithstanding any provision of this Agreement to the contrary, no fraction of a share of Purchaser Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Purchaser Common Stock (after aggregating all fractional shares of Purchaser Common Stock that otherwise would be received by such holder) shall receive an amount of cash (rounded up to the nearest whole cent), without interest, equal to the product obtained by multiplying (i) such fraction, and (ii) the Average Closing Price.
          (e) Intentionally Omitted.
          (f) Payment of Merger Consideration. At the Closing, Purchaser will
          (i) pay the Base Cash Consideration, less the Escrowed Cash, by wire transfer of immediately available funds, to the Shareholder Representative, for the benefit of the holders of all Converted Company Shares; and

          (ii) deliver stock certificates evidencing the Share Consideration, less the Escrowed Shares, to the Shareholder Representative, for the benefit of the holders of all Converted Company Shares, other than the ESOP and Cooper Estate.
          (g) Escrowed Shares and Escrowed Cash. At the Closing, Purchaser shall deliver to the escrow agent under the Escrow Agreement, for deposit into an escrow fund on behalf of all the holders of Converted Company Shares (other than the ESOP and Cooper Estate), $6,000,000 of the Base Cash Consideration (the “Escrowed Cash”), plus a portion of the Share Consideration (the “Escrowed Shares”) that has an aggregate value, based on the Average Closing Price, equal to $10,000,000 (rounded to the nearest whole share) of the Merger Consideration (collectively, the “Escrow Fund”). The Escrowed Shares shall be held by the escrow agent under the Escrow Agreement as nominee for the holders of Converted Company Shares (other than the ESOP and Cooper Estate). The Escrow Fund will be distributed by such escrow agent to the Shareholder Representative, for the benefit of the holders of Converted Company Shares (other than the ESOP and Cooper Estate), and/or the Purchaser, pursuant to the terms of the Escrow Agreement.
     Section 2.3 Adjustments to Share Consideration. The Share Consideration payable at Closing shall, if applicable, be adjusted as follows:
     (a) In the event the Average Closing Price is less than $31.25, the number of shares (rounded to the nearest whole share) of Purchaser Common Stock to be included in the Share Consideration shall be increased by (a) 2,343,750, multiplied by (b) the amount by which $31.25 exceeds the Average Closing Price and then divided by (c) the Average Closing Price.
     (b) In the event the Average Closing Price is greater than $32.75, the number of shares (rounded to the nearest whole share) of Purchaser Common Stock to be included in the Share Consideration shall be decreased by (a) 2,343,750, multiplied by (b) the amount by which the Average Closing Price exceeds $32.75 and then divided by (c) the Average Closing Price.
     (c) For purposes of this Agreement, “Average Closing Price” shall mean the average closing price of the Purchaser Common Stock on the New York Stock Exchange for the ten consecutive trading days ending with the fifth complete trading day ending immediately prior to the Closing Date.
     Section 2.4 Post-Closing Merger Consideration Adjustment.
          (a) Closing Date Balance Sheet and Closing Date Net Working Capital Calculation. Within 60 days following the Closing Date, Purchaser shall prepare and deliver to the Shareholder Representative a consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date (the “Closing Date Balance Sheet”) and a calculation of the Adjusted Consolidated Net Working Capital of the Company and its Subsidiaries as of the Closing Date (the “Closing Date Net Working Capital Calculation”). The Closing Date Balance Sheet shall be prepared in accordance with United States generally accepted accounting principles (“GAAP”), applied on a basis consistent with the Reference Balance Sheet. Immediately following the Closing, Purchaser and the Shareholder Representative will conduct an inventory of the Company’s inventory for purposes of identifying the inventory of the Company and its Subsidiaries as of the Closing Date and the value of such inventory for purposes of preparing the Closing Date Balance Sheet and the Closing Date Net Working Capital Calculation. Purchaser and the Shareholder Representative will each designate one or more representative(s) to conduct such inventory. The Shareholder Representative and its accountants shall be entitled to review the Closing Date Balance Sheet and the Closing Date Net

Working Capital Calculation, and any working papers, trial balances and similar materials relating to the Closing Date Balance Sheet and the Closing Date Net Working Capital Calculation prepared by Purchaser, the Company or their respective accountants. The Company shall also provide the Shareholder Representative and its accountants with timely access, during normal business hours, to Purchaser’s and the Company’s relevant employees and outside accountants, properties, books and records to the extent involved with or related to the preparation of the Closing Date Balance Sheet and the Closing Date Net Working Capital Calculation.
          (b) Adjusted Consolidated Net Working Capital. As used in this Agreement, “Adjusted Consolidated Net Working Capital” shall mean the current assets of the Company as of the Closing Date, less the current liabilities of the Company as of the Closing Date, each as set forth on the Closing Date Balance Sheet, plus (a) the amount of all capital expenditures incurred or expended by the Company from June 1, 2007 through the Closing Date (including, but not limited to, the amount of all capitalized amounts incurred or expended by the Company from June 1, 2007 through the Closing Date in connection with the implementation of the ERP system by Oracle/Lucidity) and (b) to the extent not otherwise included as an addition to the Adjusted Consolidated Net Working Capital pursuant to clause (a) above, all out-of-pocket costs incurred or expended by the Company at the written request of Purchaser after the date of this Agreement through the Closing Date (to the extent not already reimbursed by Purchaser pursuant to Section 5.8) (but excluding any costs arising in connection with actions required to be taken by the Company and its Subsidiaries pursuant to the terms of this Agreement).  For the avoidance of doubt, the Closing Date Balance Sheet and the Adjusted Consolidated Net Working Capital shall (i) include all Indebtedness under the Company Credit Facilities (whether or not repaid simultaneously with the Closing) as current liabilities of the Company, and (ii) include the payment of any bonuses to employees of the Company as permitted by Section 5.1(b)(ii). In determining the Adjusted Consolidated Net Working Capital, the parties will apply foreign exchange rates as published in the Wall Street Journal on the Closing Date.
          (c) Time Period for Objection. If, within 30 days following delivery of the Closing Date Balance Sheet and the Closing Date Net Working Capital Calculation, the Shareholder Representative has not given Purchaser written notice of its objection to the Closing Date Net Working Capital Calculation (which notice shall state in reasonable detail the basis of the Shareholder Representative’s objection), then the Purchaser’s Closing Date Net Working Capital Calculation shall be binding and conclusive on the parties for all purposes hereunder.
          (d) Resolution by Independent Accountants. If the Shareholder Representative gives Purchaser such notice of objection within the 30-day period, and if the Shareholder Representative and Purchaser fail to resolve the issues outstanding with respect to the Purchaser’s Closing Date Net Working Capital Calculation within 30 days of Purchaser’s receipt of the Shareholder Representative’s objection notice, the Shareholder Representative and Purchaser shall submit the issues remaining in dispute to a nationally recognized certified public accounting firm mutually selected by the Shareholder Representative and Purchaser that has not performed accounting, tax or audit services for Purchaser, Merger Sub, the Company or any of their respective Affiliates during the past three years (the “Independent Accountants”), for resolution in accordance with the terms of this Agreement. If issues are submitted to the Independent Accountants for resolution, (A) the Shareholder Representative and Purchaser shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss issues with the Independent Accountants; (B) the determination by the Independent Accountants, as set forth in a notice to be delivered to both the Shareholder Representative and Purchaser within 30 days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in calculation of the Closing Date Net Working Capital Calculation; and (C) the Shareholders and Purchaser will each bear half of the fees and costs of the Independent Accountants for such determination.
          (e) Adjustment to Merger Consideration. Within three Business Days after the Closing Date Net Working Capital Calculation becomes binding and conclusive pursuant to the provisions of this Section, the following payments shall be made:
          (i) If the amount of the Closing Date Net Working Capital Calculation is less than $16,850,000, then the Shareholders shall pay Purchaser an amount equal to the difference pursuant to wire transfer instructions provided in writing by Purchaser.
          (ii) If the amount of the Closing Date Net Working Capital Calculation is more than $16,850,000, then Purchaser shall pay to the Shareholder Representative, for the benefit of the holders of all Converted Company Shares, an amount equal to the difference pursuant to wire transfer instructions provided in writing by the Shareholder Representative.
          (f) Post-Closing Payments.
          (i) Notwithstanding anything contained in this Agreement to the contrary, the Shareholder Representative shall withhold from the Base Cash Consideration otherwise payable by the Shareholder Representative to the Shareholders pursuant to Section 2.2(f)(i) above, an amount at least equal to an amount, if any, estimated in good faith, after consultation with Purchaser, by the Chief Financial Officer of the Company that may be payable by the Shareholders to Purchaser pursuant to Section 2.4(e)(i) until the Closing Date Net Working Capital Calculation has become binding and conclusive pursuant to Section 2.4 and, if a payment is actually owed to Purchaser pursuant to Section 2.4(e)(i), such payment has been made in full to Purchaser. The Shareholder Representative shall promptly provide written notice to Purchaser of the amount, if any, that the Shareholder Representative withheld from the Base Cash Consideration otherwise payable to the Shareholders in accordance with the immediately preceding sentence.
          (ii) After making any payment that is owed by the Shareholders to Purchaser pursuant to Section 2.4(e)(i) or after receiving any payment that is owed by Purchaser to the Shareholders pursuant to Section 2.4(e)(ii), the Shareholder Representative, shall distribute to the Shareholders on a pro rata basis in proportion to the number of Converted Company Shares held by such Shareholders all amounts then held by the Shareholder Representative, on behalf of the Shareholders.
          (g) Treatment for Tax Purposes. Any payments made under this Section 2.4 shall be treated by the Purchaser, the Company and holders of Converted Company Shares as an adjustment to the Merger Consideration for tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to such payment causes any such payment not to be treated as an adjustment to the Merger Consideration for tax purposes.
     Section 2.5 Required Withholding. Purchaser and the Surviving Entity shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as it may be required to deduct and withhold therefrom under the Code or under any provision of state, local or foreign Tax laws or under any other applicable Legal Requirements. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.
     Section 2.6 Dissenting Shares.
          (a) Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, if Purchaser has waived the condition precedent set forth in Section 6.2(o) with respect to any Shareholder who has made a demand for appraisal of such Shareholder’s shares of Company Common Stock in accordance with the TBCA (any such shares being referred to as “Dissenting Shares” until such time that such Shareholder fails to perfect or otherwise loses such holder’s appraisal rights under the TBCA with respect to such shares), the Dissenting Shares held by such Shareholder shall not be converted into or represent the right to receive Merger Consideration at Closing in accordance with Section 2.3, but shall be entitled only to such rights as are granted by the TBCA to a holder of Dissenting Shares. Subject to Section 6.2(o), Purchaser shall be responsible to the holders of Dissenting Shares as required by the TBCA; provided, that, subject to Section 2.6(b), Purchaser shall retain any amounts that would otherwise be paid to a holder of Dissenting Shares pursuant to Sections 2.3 and 2.4.
          (b) Loss of Status as Dissenting Shares. If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Sections 2.3 and 2.4, without interest thereon, upon surrender of the stock certificate formerly representing such shares.
          (c) Cooperation. If Purchaser has waived the condition precedent set forth in Section 6.2(o) with respect to any Shareholder who has made a demand for appraisal of such Shareholder’s shares of Company Common Stock in accordance with the TBCA, the Company shall give Purchaser: (i) prompt notice of any such written demand for appraisal received by the Company prior to the Effective Time pursuant to the TBCA, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the TBCA that relate to such demand; and (ii) the opportunity to participate in all negotiations and Proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Purchaser has given its written consent to such payment or settlement offer.
     Section 2.7 Tax Consequences. The parties hereto intend for the Merger to constitute a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(D) of the Code. The parties hereto adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g).

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in the corresponding sections or subsections of the Company Disclosure Schedule (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Purchaser and Merger Sub as follows:
     Section 3.1 Organization and Corporate Power. The Company and each Subsidiary of the Company is a corporation or limited liability company duly organized or formed, validly existing, and in good standing under the laws of the jurisdiction of its organization or formation, with full corporate or limited liability company power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to execute and deliver this Agreement and perform its obligations hereunder. The Company and each Subsidiary of the Company is duly qualified to do business and is in good standing in every domestic or foreign jurisdiction in which its ownership of property or the conduct of businesses as now conducted requires it to qualify. Each jurisdiction in which the Company or any Subsidiary of the Company is qualified to do business is listed on Section 3.1 of the Company Disclosure Schedule. Complete and accurate copies of the organizational documents of the Company and each Subsidiary of the Company have been delivered to Purchaser.
     Section 3.2 Authority. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Upon the execution and delivery by the Company of each of the documents and instruments to be executed and delivered by the Company at Closing pursuant to Section 6.2 (collectively, the “Company Closing Documents”), each of the Company’s Closing Documents will constitute the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. The Company has the right, power, authority and capacity to execute and deliver this Agreement and the Company Closing Documents and to perform its obligations under this Agreement and the Company Closing Documents, and such action has been duly authorized by all necessary corporate or other organizational action by the Company (subject to, in the case of the Company, the approval of this Agreement by the Shareholders following the date hereof). The Company’s Board of Directors has determined that the Merger is advisable, fair to and in the best interests of the Company and its Shareholders and has resolved to recommend to the Shareholder that they vote in favor of approving and adopting this Agreement and the Merger.
     Section 3.3 No Conflict.
          (a) Except for the applicable requirements of the HSR Act, the filing of the Texas Articles of Merger and the Delaware Certificate of Merger or as set forth on Section 3.3 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of any provision of the organizational documents of the Company or any Subsidiary of the Company, (ii) contravene, conflict with, or result in a violation of any Legal Requirement, or any Order of any

Governmental Authority, to which the Company or any Subsidiary of the Company is subject, (iii) cause the Company or any of its Subsidiaries to become subject to, or to become liable for, the payment of any Tax; (iv) breach any provision of, give any Person the right to declare a default or exercise any remedy under, accelerate the maturity or performance of or payment under, or cancel, terminate, or modify any, Material Company Contract, or (v) result in the creation or imposition of any material Encumbrance upon any of the assets of the Company or any Subsidiary of the Company.
          (b) Except for the applicable requirements of the HSR Act, the filing of the Texas Articles of Merger and the Delaware Certificate of Merger or as set forth on Section 3.3 of the Company Disclosure Schedule, neither the Company, any Subsidiary of the Company is or will be required to give any notice to or obtain any consent or approval from (i) any Governmental Authority, or (ii) any party to any Material Company Contract in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
     Section 3.4 Capitalization.
          (a) Section 3.4 of the Company Disclosure Schedule sets forth the number of authorized and issued and outstanding shares of each class of capital stock of the Company (including treasury shares), the name of each record holder of such shares of the Company’s capital stock and the number of shares of such class of the Company’s capital stock held by each such record holder. The capital stock of the Company has not been issued in violation of, and is not subject to, any preemptive or subscription rights or rights of first refusal. All of the issued and outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable. The issued and outstanding shares of capital stock of the Company set forth on Section 3.4 of the Company Disclosure Schedule are held by the holders of records reflected in Section 3.4 of the Company Disclosure Schedule, free and clear of any Encumbrances.
          (b) Section 3.4 of the Disclosure Schedule sets forth a true and complete list of (i) each Subsidiary of the Company, listing for each Subsidiary its name, the name of the Company or Subsidiary of the Company holding an ownership interest in such Subsidiary, the percentage of stock or other equity interest of such Subsidiary owned by the Company or a Subsidiary of the Company, and (ii) all other Persons in which the Company or any Subsidiary of the Company owns, of record or beneficially, any direct or indirect equity or other similar interest or any right (contingent or otherwise) to acquire the same, listing for each Person its name, the name of the Company or Subsidiary holding an ownership interest in such Person. The capital stock or other equity interests of each Subsidiary of the Company has not been issued in violation of, and is not subject to, any preemptive or subscription rights or rights of first refusal. All of the shares of each Subsidiary of the Company that is a corporation are validly issued, fully paid and nonassessable. The Company and/or the Subsidiaries are the record and beneficial owner of all of the outstanding shares or other equity interests of each Subsidiary of the Company, free and clear of any Encumbrances, except Encumbrances granted pursuant to the Company Credit Facilities.
          (c) Except pursuant to the terms of the ESOP, there are (i) no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the capital stock or other equity interests of the Company or any Subsidiary of the Company, or securities convertible or exchangeable into capital stock or other equity interests of the Company or any Subsidiary of the Company, or obligating the Company or any Subsidiary of the Company to issue or sell any shares of capital stock of, or any other equity interests in, the Company or any Subsidiary of the Company, (ii) no outstanding contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person, or (iii) no voting trusts, stockholder agreements, registration rights agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the capital stock or other equity interests of the Company or any Subsidiary of the Company.
     Section 3.5 Financial Statements.
     (a) The Company has delivered to Purchaser copies of the following financial statements, copies of which are attached as Section 3.5 of the Company Disclosure Schedule: (i) the audited consolidated financial statements of the Company and its Subsidiaries as of May 31, 2007, 2006 and 2005, including the balance sheet and the related statements of operations, statements of changes in stockholders’ equity and statements of cash flows of the Company and its Subsidiaries as of and for the fiscal years then ended, including in each case the notes thereto, together with the report of the independent certified public accounting firm set forth therein (the “Audited Financial Statements”; the balance sheet of the Company and its Subsidiaries as of May 31, 2007, the “Reference Balance Sheet”; the date of the Reference Balance Sheet, the “Reference Balance Sheet Date”) and (ii) unaudited financial statements of the Company and its Subsidiaries as of August 31, 2007, including the balance sheet and the related statement of operations of the Company and its Subsidiaries as of and for the three-months then ended (such financial statements, together with the financial statements to be delivered pursuant to Section 5.7 below, the “Unaudited Financial Statements”) (the Audited Financial Statements and the Unaudited Financial Statements, collectively, the “Financial Statements”). The Financial Statements referred to above have been, and the Financial Statements to be delivered pursuant to Section 5.7 below will be, prepared in accordance with GAAP consistently applied (except, in the case of the Unaudited Financial Statements, for the absence of footnotes (that, if presented, would not differ materially from those included in the Audited Financial Statements) and normal recurring year end adjustments (the effect of which will not, individually or in the aggregate, be material)). The Financial Statements referred to above fairly present, and the Financial Statements to be delivered pursuant to Section 5.7 below will fairly present, in all material respects the financial position of the Company and its Subsidiaries and the results of operations and changes in financial position and cash flows as of the dates and for the periods specified. The Financial Statements referred to above have been, and the Financial Statements to be delivered pursuant to Section 5.7 below will be, prepared in accordance with the books and records of the Company and its Subsidiaries. The Company and its Subsidiaries have given Purchaser access to their true, correct and complete books and records and accounts, which accurately and fairly reflect, in reasonable detail, the activities of the Company and its Subsidiaries in all material respects.
     (b) Section 3.5 of the Company Disclosure Schedule sets forth (a) with respect to each pending capital expenditure project of the Company or its Subsidiaries estimated to involve expenditures of more than $100,000, (i) the nature or purpose of such project and (ii) the total amount of capital expenditure estimated to be made, and (b) the aggregate amount of all capital expenditures incurred or expended from June 1, 2007 through August 31, 2007 (whether in connection with such pending capital expenditure projects or otherwise).
     Section 3.6 Absence of Undisclosed Liabilities. Except as disclosed in Section 3.6 of the Company Disclosure Schedule, and except for liabilities or obligations (i) that are reflected in,

accrued, reserved against or otherwise described in the Reference Balance Sheet, (ii) that are current liabilities and were incurred after the date of the Reference Balance Sheet in the ordinary course of business and consistent with past practice, or (iii) arising pursuant to the terms of contracts or agreements of the Company or any Subsidiary of the Company entered into in the ordinary course of business consistent with past practice that are not required to be reflected as liabilities on a balance sheet (or disclosed in the notes thereto) prepared in accordance with GAAP, neither the Company nor any Subsidiary of the Company has any material liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable.
     Section 3.7 Absence of Certain Events. Since the Reference Balance Sheet Date, there has not been any Company Material Adverse Effect. Since the Reference Balance Sheet Date, the Company and its Subsidiaries has conducted their business in the ordinary course of business consistent with past practice. Except as set forth on Section 3.7 of the Company Disclosure Schedule or as contemplated by this Agreement, from the Reference Balance Sheet Date through the date of this Agreement, neither the Company nor any Subsidiary of the Company has:
          (a) (i) issued, sold, repurchased, redeemed or acquired any shares of capital stock or other equity interests, or granted or entered into any rights, warrants, options, agreements or commitments with respect to the issuance of such capital stock or such equity interests, except pursuant to the terms of the ESOP; (ii) declared, set aside or paid any dividend or other distribution (whether in cash, securities or property or other combination thereof) in respect of any shares of capital stock or other equity interest of such entity, or (iii) adjusted, split, combined, subdivided or reclassified any shares of capital stock or other equity interest of such entity;
          (b) granted any increase in the base compensation of, or paid any bonuses or other compensation to, any of their officers and employees outside the ordinary course of business;
          (c) adopted, amended, or increased the payments or benefits under, any Employee Benefit Plan in any material respect;
          (d) entered into, amended, terminated, or assigned any Material Company Contract;
          (e) acquired inventory, assets or other properties outside of the ordinary course of business;
          (f) sold, leased, or otherwise disposed of any assets or properties other than (i) sales of inventory in the ordinary course of business, and (ii) dispositions of obsolete equipment or unsaleable inventory in the ordinary course of business;
          (g) made any loans or advances to any Person, except for advances to employees of the Company or its Subsidiaries for expenses incurred in the ordinary course of business;
          (h) incurred, assumed or guaranteed any Indebtedness (including, without limitation, entered into any guarantees in favor of any Person guaranteeing obligations of such Person, or caused any letter of credit to be issued for the account of the Company or any Subsidiary of the Company), but excluding guarantees and letters of credit issued pursuant to and money borrowed under the Company Credit Facilities;

          (i) permitted or allowed any of the assets of the Company to be subject to any Encumbrance other than any Permitted Encumbrance;
          (j) cancelled, waived, settled or comprised any Proceeding disclosed in Section 3.14 of the Company Disclosure Schedule;
          (k) cancelled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than $100,000 or outside the ordinary course of business;
          (l) made any change in connection with its accounts payable or accounts receivable terms, systems, policies or procedures;
          (m) experienced any damage, destruction or loss (whether or not covered by insurance) to any of its assets in excess of $100,000;
          (n) made any material change in its accounting or tax methods; or
          (o) entered into any agreement, whether oral or written, to do any of the foregoing.
     Section 3.8 Real Property.
          (a) Section 3.8 of the Company Disclosure Schedule sets forth a (i) correct street address and tax parcel identification number of each parcel of real property in which the Company or any Subsidiary of the Company holds an ownership interest (the “Owned Real Property”) and (ii) list of all real property leases to which the Company or any Subsidiary of the Company is a party (whether as a (sub)lessor, (sub)lessee, guarantor or otherwise) (the “Company Real Property Leases”), street address, approximate rentable square footage and monthly rent with respect to the Company Real Property Leases (the real property leased by the Company (as a lessee or sublessee), the “Leased Real Property”; the Owned Real Property and Leased Real Property, collectively, the “Real Property”). Except for the Owned Real Property and the Company Real Property Leases identified in Section 3.8 of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company owns any interest (fee, leasehold or otherwise) in any real property, and neither the Company nor any Subsidiary of the Company has entered into any leases, arrangements, licenses or other agreements relating to the use, occupancy, sale, option, disposition or alienation of all or any portion of the Owned Real Property. The Company and its Subsidiaries enjoy peaceful and undisturbed possession of the Real Property. The Company and its Subsidiaries hold all riparian, mineral, oil and gas rights with respect to the Owned Real Property.
          (b) Except as set forth in Section 3.8 of the Company Disclosure Schedule, the Company and its Subsidiaries own good and marketable title to the Owned Real Property, and a valid leasehold interest in the Leased Real Property, free and clear of any Encumbrances other than Permitted Encumbrances.
          (c) The use of the Real Property by the Company and its Subsidiaries for the purposes for which it is currently being used conforms in all material respects to all applicable public and private restrictions, fire, safety, zoning and building laws and ordinances, laws relating to the disabled, and other applicable Legal Requirements. There are no pending or, to the Knowledge of

Company, threatened, eminent domain, condemnation, zoning, or other Proceedings affecting the Real Property that would result in the taking of all or any part of the Real Property or that would prevent or hinder the continued use of the Real Property as currently used in the conduct of the business of the Company and its Subsidiaries. The Real Property has adequate rights of access to dedicated public ways and is served by water, electric, sewer, telephone, gas and other necessary services appropriate for the operation of the business of the Company and its Subsidiaries at such location.
          (d) All Improvements located on the Real Property are in compliance in all material respects with all applicable Legal Requirements (including those pertaining to public and private restrictions, fire, safety, zoning and building laws and ordinances, and laws relating to the disabled).
          (e) (i) True and complete copies of (i) all deeds or leases, as the case may be, existing title insurance policies, surveys, appraisals, specifications and plans of or pertaining to each parcel of Real Property, (ii) all instruments, agreements and other documents evidencing, creating or constituting any Encumbrances with respect to the Real Property and (iii) any reports, studies, analyses, tests or monitoring, to the Knowledge of the Company, possessed or initiated by the Company pertaining to Hazardous Materials or the Release thereof at the Mineral Wells Premises or concerning compliance by the Company or any other Person for whose conduct it is or may be held responsible, with Environmental Laws relating to the Mineral Wells Premises, have been delivered or made available to Purchaser.
     Section 3.9 Assets; Tangible Personal Property.
          (a) The Company has good and valid title to, or a valid and enforceable right to use under a Company Contract, all property and assets (whether tangible or intangible) used or held for use by the Company or any Subsidiary of the Company in connection with their business, including all such assets reflected in the Reference Balance Sheet or acquired since the Reference Balance Sheet Date, free and clear of all Encumbrances other than (i) Permitted Encumbrances, and (ii) Encumbrances set forth on Section 3.9 of the Company Disclosure Schedule.
          (b) Section 3.9 of the Company Disclosure Schedule sets forth all items of machinery, equipment, furniture, and other tangible personal property (other than inventory) with an initial, nondepreciated book value of at least $50,000. All tangible personal property (including all books and records) used by the Company and its Subsidiaries in the operation of their business is in the possession of the Company or its Subsidiaries. The Company and its Subsidiaries are not in possession of any inventory not owned by the Company or its Subsidiaries, including goods already sold, excluding any item that has a book value of less than $50,000.
     Section 3.10 Tax Matters.
          (a) The Company and each Subsidiary of the Company have timely filed all Tax Returns required to have been filed, other than any such Tax Returns in respect of which the Company or any Subsidiary of the Company is currently the beneficiary of any extension of time within which to file any such Tax Returns as disclosed on Section 3.10 of the Company Disclosure Schedule. All such Tax Returns were correct and complete in all material respects.

          (b) The Company has timely paid all Taxes due to any Governmental Authority. All Taxes that the Company is or was required by applicable Legal Requirements to withhold or collect have been withheld or collected, and, to the extent required, have been properly paid on a timely basis to the appropriate Governmental Authority. There is an adequate accrual in the Financial Statements in accordance with GAAP for all Taxes of the Company and its Subsidiaries that were not yet due or payable as of the date of such Financial Statements.
          (c) No examination or audit of any Tax Return of the Company or any Subsidiary of the Company by any taxing authority, court or other Governmental Authority is currently in progress or, to the Knowledge of the Company, threatened. No assessment or other Proceeding by any taxing authority, court or other Governmental Authority is pending, or to the Knowledge of the Company, threatened, with respect to the Taxes or Tax Returns of the Company or any Subsidiary of the Company. There is no dispute or claim concerning (i) any liability of the Company or any Subsidiary of the Company for additional Taxes, or (ii) any obligation of the Company or any Subsidiary of the Company to file Tax Returns or pay Taxes in any jurisdiction in which it does not file Tax Returns or pay Taxes, either (x) claimed or raised by any Governmental Authority in any written notice or communication provided to the Company or any Subsidiary, or (y) as to which the Company has Knowledge. Neither the Company nor any Subsidiary of the Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is in effect as of the Closing Date.
          (d) Except with respect to the Affiliated Group of which the Company is the common parent, neither Company nor any of its Subsidiaries (i) has been a member of an Affiliated Group or (ii) has liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither the Company nor any Subsidiary of the Company is a party to any Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement. Except as set forth in Section 3.10 of the Disclosure Schedule, neither the Company nor any Subsidiary of the Company is a “foreign person” for purposes of Section 1445 of the Code.
          (e) None of the assets of the Company or any Subsidiary of the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code. Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
          (f) Neither the Company nor any Subsidiary of the Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any installment sale or open transaction disposition made on or prior to the Closing Date or prepaid amount received on or prior to the Closing Date. Neither the Company nor any Subsidiary of the Company has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar Legal Requirement or (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar Legal Requirement with respect to the Company or its Subsidiaries.
          (g) The Company is not an S corporation as defined in Code Section 1361.
          (h) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.
          (i) Neither the Company nor any of its Subsidiaries has participated in, or otherwise made a filing with respect to, any “reportable transaction” within the meaning of Treasury Regulations §1.6011-4(b).
          (j) Section 3.10 sets forth all Tax grants, abatements or incentives granted or made available by any Governmental Authority for the benefit of the Company or its Subsidiaries, and any conditions Known to the Company relating to the continued availability of such Tax grants, abatements or incentives to the Company and its Subsidiaries, or events or circumstances otherwise Known to the Company which could impair the ability of the Surviving Entity and its Subsidiaries to utilize such Tax grants, abatements or incentives following the Closing.
     Section 3.11 Company Contracts.
          (a) Section 3.11 of the Company Disclosure Schedule lists as of the date of this Agreement each of the following Company Contracts, excluding the Real Property Leases (such Company Contracts, together with the Real Property Leases and any other Company Contracts having a value per contract, or involving payments by or to the Company or any Subsidiary of the Company, of at least (x) $50,000 during any twelve-month period, or (y) $100,000 in the aggregate, the “Material Company Contracts”):
          (i) any Company Contract entered into outside the ordinary course of business having a value per contract, or involving payments by or to the Company or any Subsidiary of the Company, of at least (x) $50,000 during any twelve-month period, or (y) $100,000 in the aggregate;
          (ii) any contract or agreement entered into outside the ordinary course of business with a Material Customer or Material Supplier involving at least (x) $50,000 during any twelve-month period, or (y) $100,000 in the aggregate;
          (iii) any joint venture, partnership or other similar agreement involving co-investment with a third party to which the Company or any Subsidiary of the Company is a party;
          (iv) any contract or agreement involving the sale of any assets of the Company or any Subsidiary of the Company, or the acquisition of any assets of any Person by the Company or any Subsidiary of the Company in any business combination transaction (whether by merger, sale of stock, sale of assets or otherwise);
          (v) any note, indenture, loan agreement, credit agreement, security agreement, financing agreement, or other evidence of Indebtedness relating to the borrowing of money by the Company or any Subsidiary of the Company, any guarantee made by the Company or any Subsidiary of the Company in favor of any Person guaranteeing obligations of such Person, or any letter of credit issued for the account of the Company or any Subsidiary of the Company (other than any letters of credit or guarantees issued under or pursuant to the Company Credit Facilities in the ordinary course of business);

          (vi) any employment or consulting agreement between the Company or any of its Subsidiaries and any of the employees or consultants of the Company or any of its Subsidiaries that (A) obligates the Company or any of its Subsidiaries to make annual cash payments in an amount exceeding $50,000 or make any cash payments to any Person in the event of a termination of such Person’s employment or consulting arrangement with the Company or any of its Subsidiaries or on account of the transactions contemplated by this Agreement; or (B) contain non-competition provisions for the benefit of the Company or any of its Subsidiaries from an employee or an independent consultant;
          (vii) any contract or agreement with any Governmental Authority entered into outside the ordinary course of business involving at least (x) $50,000 during any twelve-month period, or (y) $100,000 in the aggregate (excluding contracts or agreements covered by clauses (i) or (ii) of this Section 3.11(a));
          (viii) any collective bargaining agreement or contract with any labor union;
          (ix) any contract or agreement containing covenants that in any way purport to restrict the business activity of the Company or any Subsidiary of the Company or limit the freedom of the Company or any Subsidiary of the Company to engage in any line of business or to compete with any Person;
          (x) any material IP License;
          (xi) any other Company Contract that is otherwise material to the Company and its Subsidiaries, taken as a whole; and
          (xii) each amendment, supplement, and modification in respect of any of the foregoing.
          (b) Except as set forth in Section 3.11 of the Company Disclosure Schedule:
          (i) Each Material Company Contract is valid and binding and in full force and effect.
          (ii) The Company and its Subsidiaries and, to the Knowledge of the Company, each other party to each Material Company Contract is, and since January 1, 2004, has been, in material compliance with all applicable terms and requirements of each Material Company Contract.
          (iii) Since January 1, 2004, neither the Company nor any Subsidiary of the Company has given to, or received from, any other party to any Material Company Contract, any written notice or communication regarding any actual or alleged breach of or default under any Material Company Contract by the Company or any Subsidiary of the Company or any other party to such Material Company Contract.
          (c) True and complete copies of each Company Contract listed in Section 3.11 of the Company Disclosure Schedule have been delivered or made available to Purchaser.

     Section 3.12 Intellectual Property.
          (a) As used herein : (i) “Intellectual Property” means all domestic and foreign (A) registered and unregistered trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and other distinctive indicia of origin, together with goodwill, registrations and applications relating to the foregoing (“Trademarks”); (B) patents and pending patent applications, invention disclosure statements, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof, any counterparts claiming priority therefrom and like statutory rights (“Patents”) and (C) registered and unregistered copyrights (including those in Software), rights of publicity and all registrations and applications to register the same (“Copyrights”); and (D) confidential information and technology, including without limitation, know-how, inventions, processes, formulae, algorithms, models and methodologies (“Trade Secrets”); (ii) “IP Licenses” means all Company Contracts pursuant to which the Company or any Subsidiary of the Company has acquired any rights in or to any Intellectual Property, or licenses and agreements pursuant to which the Company or any Subsidiary of the Company has licensed, sublicensed or transferred the right to use any Intellectual Property, including without limitation, license agreements, settlement agreements and covenants not to sue, excluding any of the foregoing that relates to “off the shelf” computer programs; and (iii) “Software” means all computer programs, including without, limitation, any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all electronic data and electronic collections of data, all documentation, including user manuals and training materials, related to any of the foregoing and the content and information contained on any Web site, except for “off-the-shelf” computer programs.
          (b) Section 3.12 of the Company Disclosure Schedule sets forth, for the Intellectual Property owned by the Company and its Subsidiaries, a complete and accurate list of all domestic and foreign federal, state and/or provincial: (i) Patents issued or pending; (ii) Trademark registrations and applications for registration (including without limitation, Internet domain name registrations) and material unregistered Trademarks; and (iii) all registered Copyrights and material unregistered Copyrights.
          (c) Section 3.12 of the Company Disclosure Schedule lists all (i) material Software that is owned by the Company and its Subsidiaries, (ii) IP Licenses pursuant to which rights in or to Intellectual Property owned by the Company or its Subsidiaries are granted to any Person (“Out-Licenses”), and (iii) IP Licenses pursuant to which the Company and its Subsidiaries are granted rights in or to the Intellectual Property of any Person (“In-Licenses”), provided that Section 3.12 of the Company Disclosure Schedule shall not include “click-wrap” or “shrink-wrap” agreements or agreements contained in “off-the-shelf” Software or the terms of use or service for any Web site.
          (d) The Company and/or its Subsidiaries: (i) is the sole owner of all right, title and interest in or to all Intellectual Property that it uses in the operation of its businesses as currently conducted, free and clear of all Encumbrances; or (ii) possesses a valid and enforceable In-License to possess, use and exploit Intellectual Property owned by another Person in a manner that allows Company and/or its Subsidiaries to operate its businesses as presently conducted, free and clear of all Encumbrances (collectively, “Company Intellectual Property”). The possession and use of the Company Intellectual Property described in the foregoing subpart (i), and, to the Knowledge of the Company, the possession and use of the Company Intellectual Property described in the foregoing subpart (ii), does not, infringe, misappropriate, violate or otherwise interfere or conflict with the rights of any Person.
          (e) All Trademark registrations and applications for registration, Patents issued or pending and Copyright registrations and applications for registration, owned or paid for by the Company and its Subsidiaries, are valid and subsisting, in full force and effect and have not lapsed, expired or been abandoned or withdrawn, and are not the subject of any opposition filed with the United States Patent and Trademark Office or any other intellectual property registry anywhere in the world. All necessary registration, maintenance and renewal fees in connection with such Intellectual Property have been made and all necessary documents and certificates in connection with such Intellectual Property have been timely filed with the applicable patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of Company and its Subsidiaries maintaining sole ownership of such Intellectual Property and benefiting from all available protections for such Intellectual Property in the applicable jurisdiction. The Company and its Subsidiaries are not barred from seeking patents on material potentially patentable inventions by “on-sale” or similar bars to patentability or by failure to apply for a patent on such inventions within the time required. Section 3.12 of the Company Disclosure Schedule describes in detail all actions (including without limitation the nature of the action, the basis for any refusal, and the status of any response to such action) and payments that must be made in the six (6) month period following the Closing Date in connection with the application, registration, perfection, preservation or maintenance of such Intellectual Property. The Company and its Subsidiaries have complied with all applicable disclosure requirements and have not committed any fraudulent act in the application for registration and maintenance of any Intellectual Property of the Company Intellectual Property.
          (f) Except as set forth in Section 3.12 of the Company Disclosure Schedule:
          (i) no claims, or to the Knowledge of the Company, threat of claims, have been asserted against the Company or any of its Subsidiaries, claiming that the Company Intellectual Property infringes, misappropriates, violates or otherwise interferes or conflicts with the rights of any Person, or challenging the validity, enforceability or ownership of the Company Intellectual Property;
          (ii) the conduct of the businesses of the Company and its Subsidiaries does not infringe, misappropriate, violate or otherwise interfere or conflict with the rights of any Person;
          (iii) to the Knowledge of the Company, no Person is infringing, misappropriating, violating or otherwise interfering or conflicting with any Company Intellectual Property;
          (iv) no settlement agreements, consents, judgments, orders, forbearances to sue or similar obligations exist that limit or restrict the Company’s or its Subsidiaries’ rights in and to any Company Intellectual Property;
          (v) no Out-License contains an exclusive grant of rights in or to Intellectual Property, and no material In-License allows the licensor to terminate such license without cause;

          (vi) the Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of their Trade Secrets, including without limitation, preventing any Person from accessing Trade Secrets without first obtaining a written agreement of non-disclosure and non-use from such Person adequate to maintaining ownership of the Trade Secrets;
          (vii) the consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s and its Subsidiaries’ exclusive ownership rights, or right to use, any of the Company Intellectual Property or create an obligation to pay any royalties or other amounts to any Person in excess of the amounts payable prior to the Closing, nor will such consummation require the consent of any Person in respect of any Company Intellectual Property. Each item of Company Intellectual Property will be available for use by the Surviving Entity at and following the Closing; and
          (viii) to the extent that any work, invention, material or other Intellectual Property has been developed or created, in whole or part, by any employee of the Company or its Subsidiaries, or any other Person on behalf of or otherwise during their performance of services for Company or its Subsidiaries, the Company or its Subsidiaries have obtained sole ownership of all intellectual property rights in such work, invention, material or other Intellectual Property.
     Section 3.13 Employee Benefit Plans.
          (a) Section 3.13 of the Company Disclosure Schedule contains a true and complete list of all employment, consulting, executive compensation, bonus, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, retention, change in control, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, programs, agreements or arrangements, and each other fringe or other employee benefit plan, program, agreement or arrangement (including any “employee benefit plan”, within the meaning of Section 3(3) of ERISA), sponsored, maintained or contributed to or required to be contributed to by the Company, any Subsidiary of the Company or by any ERISA Affiliate thereof for the benefit of any employee or former employee of the Company or any Subsidiary of the Company, or any beneficiaries thereof, or with respect to which the Company or any Subsidiary of the Company may have any liability or obligation (the “U.S. Employee Benefit Plans, and collectively with the International Employee Benefit Plans, the “Employee Benefit Plans”).
          (b) Section 3.13 of the Company Disclosure Schedule contains a true and complete list of all current Excess International Employee Benefits which the Company or any of its Subsidiaries provides or is obligated by oral or written agreement to provide to any International Employee, or the beneficiaries or dependents of any International Employee and a brief description of any such oral agreement. “Excess International Employee Benefits” means any International Employee Benefits that are in excess of the minimums mandated by (i) any collective bargaining agreement set forth in Section 3.17 of the Company Disclosure Schedule or (ii) applicable Legal Requirements, and “Required International Employee Benefits” means International Employees Benefits that are mandated by any such collective bargaining agreement or applicable Legal Requirements. “International Employee” means any current or former director, officer, employee or manager of any Subsidiary of the Company that is incorporated or established under the laws of a jurisdiction other than the United States or the political subdivisions thereof, including any individuals who serve or served in any such capacity on a temporary or expatriate basis. “International Employee Benefits” means any bonus, incentive, compensation, profit sharing, retirement, pension, insurance, disability, death benefit, medical, dental or vision insurance or expense reimbursement, stock bonus, stock option, stock purchase, stock equivalent bonus, savings, deferred compensation, consulting, severance pay or termination pay, vacation pay, child-care, maternity/paternity, legal services, supplemental or excess benefit, housing assistance, moving expense reimbursement, educational assistance, welfare or other employee benefits or fringe benefits, payable or owing to any International Employee to which any International Employee may be entitled, but excluding those provided under U. S. Employee Benefit Plans. “International Employee Benefit Plan” means any plan, program, regime or contract pursuant to which the Company or any of its Subsidiaries provides any International Employee Benefits.
     (c) Each U.S. Employee Benefit Plan is and has been maintained and administered in all material respects in compliance with its terms and with the applicable requirements of ERISA, the Code and any other applicable Legal Requirements. Each International Employee Benefit Plan is and has been maintained and administered in all material respects in compliance with its terms and with all applicable Legal Requirements. The Company and its Subsidiaries have timely paid all contributions, premiums and expenses due and payable to or in respect of each Employee Benefit Plan under the terms thereof and in accordance with applicable Legal Requirements. Neither the Company, any Subsidiary of the Company, nor, to the Knowledge of the Company, any other Person, has engaged in any transaction with respect to any Employee Benefit Plan that would subject the Company, any Subsidiary of the Company or Purchaser to any material Tax or penalty (civil or otherwise) imposed by applicable Legal Requirements (including, in the case of U.S. Employee Benefit Plans, by ERISA or the Code).
     (d) Except as set forth in Section 3.13 of the Company Disclosure Schedule, neither the Company, any Subsidiary of the Company, nor any ERISA Affiliate (i) maintains, sponsors, contributes to, is actually or contingently liable for (directly or indirectly) or (ii) has ever maintained, sponsored, contributed to, or been actually or contingently liable (directly or indirectly) for any Employee Benefit Plan that is or was a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA or a plan that is or was subject to Section 412 of the Code or Title IV of ERISA (collectively, “Title IV Plan”).
     (e) The Company, any Subsidiary of the Company, and any ERISA Affiliate have paid all amounts due to the Pension Benefit Guaranty Corporation (the “PBGC”) pursuant to Section 4007 of ERISA.
     (f) Neither the Company, any Subsidiary of the Company, nor any ERISA Affiliate has ceased operations at any facility or have withdrawn from any Title IV Plan in a manner that would subject the Company, any Subsidiary of the Company, and any ERISA Affiliate to any liability under Sections 4062(e), 4063, or 4064 of ERISA.
     (g) Neither the Company, any Subsidiary of the Company, nor any ERISA Affiliate has filed a notice of intent to terminate any Employee Benefit Plan or have adopted any amendment to treat an Employee Benefit Plan as terminated. The PBGC has not instituted Proceedings to treat any Title IV Plan as terminated. No event has occurred or circumstances exists that may constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan.

     (h) No amendment has been made, or is reasonably expected to be made, to any Title IV Plan that has required or could require the provision of security under Section 307 of ERISA or Section 401(a)(29) of the Code.
     (i) The actuarial report for each Title IV Plan fairly presents the financial condition and the results of operations of each Title IV Plan in accordance with applicable law.
     (j) Since the last valuation date for each Title IV Plan, no event has occurred or circumstance exists that would increase the amount of benefits under any Title IV Plan or that would cause the excess of plan assets over benefit liabilities (as defined in Section 4001 of ERISA) to decrease, or the amount by which benefit liabilities exceed assets to increase.
     (k) No reportable event (as defined in Section 4043 of ERISA and in regulations issued thereunder) has occurred.
     (l) Neither the Company, any Subsidiary of the Company, nor any ERISA Affiliate, nor to the Knowledge of the Company, any other Person, has any liability to the PBGC under Title IV of ERISA.
     (m) Except as set forth in Section 3.13 of the Company Disclosure Schedule, none of the U.S. Employee Benefit Plans that are “welfare benefit plans,” within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a “group health plan” as defined in Section 4980B(g) of the Code and Section 607 of ERISA.
     (n) Each U.S. Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the Internal Revenue Service or is the subject of an opinion letter upon which the Company or its Subsidiaries may rely that it is so qualified and there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such U.S. Employee Benefit Plan.
     (o) Neither the Company, any of its Subsidiaries, any ERISA Affiliate, nor, to the Knowledge of the Company, any other Person, has engaged in a non-exempt prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any U.S. Employee Benefit Plan.
     (p) Except as set forth in Section 3.13 of the Company Disclosure Schedule, the consummation of the transactions contemplated hereby will not (i) result in an increase in or accelerate the vesting of any of the benefits available under any Employee Benefit Plan, or (ii) otherwise entitle any current or former director or employee of the Company or any Subsidiary of the Company to severance pay or any other payment from the Company or any Subsidiary of the Company. The Company and its Subsidiaries have not made any payments, are not obligated to make any payments, and are not a party to any agreement that under certain circumstances could obligate them to make payments, that will not be deductible under Section 280G of the Code (including any payments required to be made in connection with the consummation of the transactions contemplated hereby).
     (q) There are no pending or, to the Knowledge of the Company, threatened, Proceedings that have been asserted relating to any Employee

Benefit Plan by any employee or beneficiary covered under any Employee Benefit Plan or otherwise involving any Employee Benefit Plan (other than routine claims for benefits). No examination or audit of any Employee Benefit Plan by any Governmental Authority is currently in progress or, to the Knowledge of the Company, threatened.
          (r) Each U.S. Employee Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in good faith compliance with Section 409A of the Code, IRS Notice 2005-1, Treasury Regulations issued under Section 409A of the Code, and any subsequent guidance relating thereto, and no additional tax under Section 409A(a)(1)(B) of the Code has been or is reasonably expected to be incurred by a participant in any such U.S. Employee Benefit Plan, and no employee of the Company or its Subsidiaries is entitled to any gross-up or otherwise entitled to indemnification by the Company, any Subsidiary of the Company or any ERISA Affiliate for any violation of Section 409A of the Code.
          (s) With respect to each U.S. Employee Benefit Plan, the Company has delivered to Purchaser complete copies of each of the following documents; (i) a copy of each U.S. Employee Benefit Plan (including any amendments thereto and all administration agreements, insurance policies, investment management or advisory agreements and all prior U.S. Employee Benefit Plan documents, if amended within the last two years); (ii) a copy of the three (3) most recent Form 5500 annual reports, if any, required under ERISA or the Code; (iii) a copy of the most recent Summary Plan Description (or Summary of Material Modifications), if any, required under ERISA; (iv) if the U.S. Employee Benefit Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including any amendments thereto); (v) if the U.S. Employee Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service; (vi) any actuarial reports (if any); (vii) all correspondence with the Internal Revenue Service, Department of Labor and the PBGC concerning any controversy and (viii) with respect to each Employee Benefit Plan subject to Title IV of ERISA, a copy of the three most recent Form PBGC-1 reports. The Company has disclosed to Purchaser the terms and conditions of any unwritten Employee Benefit Plan.
          (t) The Company has delivered to Purchaser a complete copy of each written International Employee Benefit Plan that addresses or awards any Excess International Employee Benefits.
          (u) Notwithstanding anything contained in this Agreement to the contrary, the Company will not be deemed to make any representation or warranty that relates directly or indirectly to (i) whether the Company, any Subsidiary of the Company or any ERISA Affiliate have met or failed to meet the minimum funding standard or have made or failed to make all contributions required, if applicable, under Section 302 of ERISA, Section 412 of the Code or any other applicable Legal Requirement relating to the Retirement Plan For the Employees of Perry Equipment Corporation or whether there is or has ever been an accumulated funding deficiency within the meaning of Section 412 of the Code under the Retirement Plan For the Employees of Perry Equipment Corporation or (ii) the consequences of any potential failure to meet any minimum funding standard, make any such contributions or have any accumulated funding deficiency.

     Section 3.14 Litigation.
          (a) Except as set forth in Section 3.14 of the Company Disclosure Schedule, there are no pending Proceedings (i) by or against the Company or any Subsidiary of the Company, or (ii) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby. To the Knowledge of the Company, except as set forth in Section 3.14 of the Company Disclosure Schedule, no such Proceeding has been threatened.
          (b) There are no Orders outstanding (i) against the Company or its Subsidiaries or that otherwise relate to or may affect the business of, or any of the assets owned or used by, the Company or any Subsidiary of the Company; or (ii) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby. To the Knowledge of the Company, no such Order has been threatened.
     Section 3.15 Compliance with Legal Requirements; Governmental Authorizations.
          (a) Except as set forth on Section 3.15 of the Company Disclosure Schedule, the Company and its Subsidiaries are, and at all times since January 1, 2004, have been, to the Knowledge of the Company, in compliance in all material respects with all Legal Requirements that are or were applicable to the operation of their business or the ownership or use of any of their assets. The Company and its Subsidiaries have not received, at any time since January 1, 2004, any written notice or other communication from any Governmental Authority or other Person regarding any actual, alleged or potential violation of or failure to comply with any Legal Requirement.
          (b) Each Governmental Authorization (including, without limitation, each Environmental Permit) that is held by the Company and its Subsidiaries is valid and in full force and effect. Except as set forth in Section 3.15 of the Company Disclosure Schedule, the Company and its Subsidiaries are, and at all times since January 1, 2004, have been, to the Knowledge of the Company, in compliance in all material respects with each such Governmental Authorization. Except as set forth in Section 3.15 of the Company Disclosure Schedule, the Company has not received, at any time since January 1, 2004, any written notice or other communication from any Governmental Authority or other Person regarding (i) any actual, alleged or potential violation of or failure to comply with any term or requirement of any such Governmental Authorization, or (ii) any actual, proposed, or potential revocation, suspension, cancellation or termination of, or modification to, any such Governmental Authorization. To the Knowledge of the Company, the Governmental Authorizations held by the Company and its Subsidiaries collectively constitute all of the material Governmental Authorizations necessary to permit the Company and its Subsidiaries to lawfully conduct and operate their business in the manner it is currently conducted.
          (c) To the Knowledge of the Company, neither the Company, any Subsidiary of the Company, any director, officer, manager, agent or employee of the Company or any Subsidiary of the Company, nor any other Person acting for or on behalf of the Company or any Subsidiary of the Company, has directly or indirectly materially violated the Foreign Corrupt Practices Act of 1977, as amended, or any similar Legal Requirement.

     Section 3.16 Labor Matters.
          (a) Section 3.16 of the Company Disclosure Schedule sets forth the following information (to the extent applicable) with respect to each employee of the Company and its Subsidiaries whose salary as of the date of this Agreement is in excess of $100,000 (or approximate equivalent in foreign currency as of the date of this Agreement) per year (including each such employee on leave of absence or layoff status, the name, job title and current salary paid or payable to such employee. Except as set forth in Section 3.16 of the Company Disclosure Schedule, there is no collective bargaining agreement in effect between the Company or any Subsidiary of the Company and any labor unions or organizations representing any of the employees of the Company and its Subsidiaries. Since January 1, 2004, neither the Company nor any Subsidiary of the Company has experienced any organized slowdown, work interruption strike or work stoppage by its employees, and, to the Knowledge of the Company, there is no strike, labor dispute or union organization activities pending or threatened affecting the Company or its Subsidiaries.
          (b) Except as set forth in Section 3.16 of the Company Disclosure Schedule, the employment of each employee of the Company who earns as of the date of this Agreement in excess of $100,000 per year is terminable at the will of the Company. Except as set forth in Section 3.16 of the Company Disclosure Schedule, to the Knowledge of the Company, no key employee of the Company or its Subsidiaries intends to terminate his or her employment with the Company or its Subsidiaries. To the knowledge of the Company, no employee of the Company or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement, including any confidentiality, non competition or proprietary rights agreement, between such employee and any Person other than the Company or its Subsidiaries that materially adversely affects or will affect the performance of that employee’s duties as an employee of the Company or its Subsidiaries following the Closing.
          (c) The Company and its Subsidiaries are, and since January 1, 2004, have been, in compliance in all material respects with all applicable Legal Requirements regarding employment and employment practices, terms and conditions of employment, wages and hours, anti-discrimination and occupational health and safety, including laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, as amended, and the employment of non-residents under the Immigration Reform and Control Act of 1986, as amended.
     Section 3.17 Insurance.
          (a) Section 3.17 of the Company Disclosure Schedule contains a true and complete list of all policies of property, fire and casualty, product liability, workers’ compensation, and other key-person forms of insurance held by the Company and its Subsidiaries. All such policies are in full force and effect, no notice of default or termination has been received in respect thereof, all premiums due thereupon have been paid or accrued (to the extent not due and payable), and the Company and its Subsidiaries have otherwise performed in all material respects all of their obligations under, each such policy of insurance The Company has made available to Purchaser (i) true and complete copies or binders of all such insurance policies and (ii) a list of all claims paid under the insurance policies of the Companies and their Subsidiaries since January 1, 2005.
          (b) The information contained in the application submitted by the Company to obtain the environmental site liability policy, a copy of which has been previously delivered to the Purchaser (the “Environmental Policy”), and all other information provided by the Company to the insurance company providing the Environmental Policy did not contain a misstatement of any material fact or an omission of any material fact that would result in the exclusion of any coverage under the Environmental Policy or cause the Environmental Policy to be terminated.
     Section 3.18 Affiliated Transactions. Except as set forth in Section 3.18 of the Company Disclosure Schedule, (i) no shareholder, member, manager, director or officer of the Company or its Subsidiaries (any such individual, a “Related Person”), or, to the Knowledge of the Company, any Affiliate or member of the immediate family of any Related Person, is, or since January 1, 2004, has been, directly or indirectly, an owner of more than five percent or an Affiliate, of any customer or supplier of the Company or its Subsidiaries or otherwise involved in any business arrangement or relationship with the Company or its Subsidiaries or any customer or supplier of the Company, other than employment arrangements entered into in the ordinary course of business, and (ii) no Related Person or, to the Knowledge of Company, any Affiliate or member of the immediate family of any Related Person, directly or indirectly, owns, or since January 1, 2004, has owned, any material property or right, tangible or intangible, used by Company or its Subsidiaries in the conduct of their business.
     Section 3.19 Customers and Suppliers.
          (a) Section 3.19 of the Company Disclosure Schedule sets forth a true and complete list of each of the top ten customers of the Company and its Subsidiaries (by revenues as recorded in the Company’s consolidated books and records) (the “Material Customers”), for the fiscal year ended May 31, 2007, and the amount of revenues recorded for each such Material Customer during such fiscal year.
          (b) Section 3.19 of the Company Disclosure Schedule sets forth a true and complete list of each of the top ten suppliers of the Company and its Subsidiaries (by expenses paid by the Company as recorded in the Company’s consolidated books and records) (the “Material Suppliers”), for the fiscal year ended May 31, 2007, and the amount of expenses paid by the Company to each Material Supplier during such fiscal year.
          (c) Except as set forth in Section 3.19 of the Company Disclosure, since June 1, 2007, no Material Supplier or Material Customer (i) has provided the Company or its Subsidiaries any notice or communication terminating, suspending, or reducing in any material respect, or specifying an intention to terminate, suspend or reduce in any material respect in the future, or otherwise reflecting a material adverse change in, the business relationship between such Material Supplier or Material Customer and the Company and its Subsidiaries, (ii) in the case of any Material Customer, has returned or, to the Company’s Knowledge, threatened to return, a material amount of any of the products, equipments or goods purchased from the Company or its Subsidiaries, or (iii) has cancelled or otherwise terminated any Company Contract or purchase or sales order with the Company that was material to the business of the Company and its Subsidiaries.
          (d) Except as set forth in Section 3.19 of the Company Disclosure, since January 1, 2004, no customer of the Company or its Subsidiaries that has purchased any vessels from the Company or its Subsidiaries for an aggregate price of more than $100,000 (any such customer, a “Vessels Customer”) (i) has provided the Company or its Subsidiaries any notice or communications terminating, suspending, or reducing in any material respect, or specifying an intention to terminate, suspend or reduce in any material respect in the future, the business relationship between the Company and its Subsidiaries and such Vessel Customer, as applicable, (ii) has returned or, to the Company’s Knowledge, threatened to return, uninstall or replace any of the vessels purchased from the Company or its Subsidiaries, or (iii) has cancelled or otherwise terminated any Company Contract or purchase order with the Company that was material to the business of the Company and its Subsidiaries. For purposes of clarification, a Vessels Customer shall not be deemed to have terminated, suspended or reduced in any material respect its business relationship with the Company or its Subsidiaries (and no disclosure on Section 3.19 of the Company Disclosure shall be required) solely because such Vessels Customer purchased all of the vessels that it originally intended to purchase from the Company or its Subsidiaries.
     Section 3.20 Officers and Directors. Section 3.20 of the Company Disclosure Schedule lists all officers and directors of the Company.
     Section 3.21 Finders’ Fees. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or its Subsidiaries.
ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB
     Except as set forth in the corresponding sections or subsections of the Purchaser Disclosure Schedule (the “Purchaser Disclosure Schedule”), Purchaser and Merger Sub each hereby jointly and severally represent and warrant to the Company and the Shareholders as follows:
     Section 4.1 Organization and Corporate Power. Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to execute and deliver this Agreement and perform its obligations hereunder.
     Section 4.2 Authority. This Agreement constitutes the legal, valid, and binding obligation of Purchaser and Merger Sub, enforceable against Purchaser and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Upon the execution and delivery by Purchaser and Merger Sub of each of the documents and instruments to be executed and delivered by them at Closing pursuant to Section 6.3 (collectively, the “Purchaser Closing Documents”), each of the Purchaser Closing Documents will constitute the legal, valid and binding obligation of Purchaser and Merger Sub a party thereto, enforceable against each of them in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Purchaser and Merger Sub have the right, power, authority and capacity to execute and deliver this Agreement and the Purchaser Closing Documents to which they are a party and to perform their obligations under this Agreement and the Purchaser Closing Documents to which they are a party, and such action has been duly authorized by all necessary corporate action by Purchaser and Merger Sub. The shares of Purchaser Common Stock to be issued at Closing pursuant to Section 2.2 have been duly authorized, and, when issued at Closing pursuant to the terms hereof, will be validly issued, fully paid and nonassessable, and will be issued free of any Encumbrances other than restrictions on transfer under (i) the Registration Rights Agreement, and (ii) applicable federal and state securities laws.

     Section 4.3 No Conflict.
          (a) Except for the applicable requirements of the HSR Act and the filing of the Texas Articles of Merger and the Delaware Certificate of Merger or as set forth on Section 4.3 of the Purchaser Disclosure Schedule, neither the execution and delivery of this Agreement by Purchaser and Merger Sub nor the consummation or performance by Purchaser and Merger Sub of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of any provision of the organizational documents of Purchaser or Merger Sub, (ii) contravene, conflict with, or result in a violation of any Legal Requirement, or any Order of any Governmental Authority, to which Purchaser or Merger Sub is subject, (iii) breach any provision of, give any Person the right to declare a default or exercise any remedy under, accelerate the maturity or performance of or payment under, or cancel, terminate, or modify any, material contract or agreement of Purchaser or Merger Sub, or (iv) result in the creation or imposition of any Encumbrance upon any of the assets of Purchaser or Merger Sub.
          (b) Except for the applicable requirements of the HSR Act, the filing of the Texas Articles of Merger and the Delaware Certificate of Merger or as set forth on Section 4.3 of the Purchaser Disclosure Schedule, neither Purchaser nor Merger Sub is or will be required to give any notice to or obtain any consent or approval from (i) any Governmental Authority, or (ii) any party to any material contract or agreement of Purchaser or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
     Section 4.4 Capitalization. As of the date hereof, the authorized capital stock of Purchaser consists of (i) 5,000,000 shares of preferred stock, $1.00 par value per share, none of which shares are issued and outstanding, and (ii) 60,000,000 shares of common stock, $1.00 par value per share, 49,793,000 shares of which were issued and outstanding as of the date of this Agreement. Purchaser has reserved 3,000,000 shares of Purchaser Common Stock for issuance pursuant to Purchaser’s 2004 Incentive Plan. Except (a) for awards granted under Purchaser’s 2004 Incentive Plan, (b) obligations of Purchaser set forth in this Agreement and (c) as set forth in Section 4.4 of the Purchaser Disclosure Schedule, as of the date hereof, there are no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments obligating Purchaser to issue or sell any shares of capital stock of, or any other equity interests in, Purchaser.
     Section 4.5 SEC Reports. Purchaser has filed with the SEC all forms, reports and documents required to be filed by Purchaser since December 3, 2006 (collectively, the “Purchaser SEC Reports”). As of their respective dates, the Purchaser SEC Reports (including any Purchaser SEC Reports filed after the date of this Agreement until the Closing) (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Purchaser SEC Reports and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of Purchaser and its Subsidiaries contained in the Purchaser SEC Reports have been prepared in accordance with GAAP consistently applied (except as disclosed therein and except, in the case of the unaudited financial statements, for the absence of footnotes (that, if presented, would not differ materially from those included in the audited financial statements) and normal recurring year end adjustments (the effect of which will not, individually or in the aggregate, be material)). The consolidated financial statements of Purchaser and its Subsidiaries contained in the Purchaser SEC Reports fairly present in all material respects the financial position of Purchaser and its Subsidiaries and the results of operations and changes in financial position and cash flows as of the dates and for the periods specified. The consolidated financial statements of Purchaser and its Subsidiaries contained in the Purchaser SEC Reports have been prepared in accordance with the books and records of Purchaser and its Subsidiaries.
     Section 4.6 Absence of Certain Developments. Since December 3, 2006, there has not been any Purchaser Material Adverse Effect.
     Section 4.7 Litigation.
          (a) Except as set forth in Section 4.7 of the Purchaser Disclosure Schedule, there are no pending Proceedings (i) by or against Purchaser or any Subsidiary of Purchaser that would reasonably be expected to have a Purchaser Material Adverse Effect, or (ii) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby. To the Knowledge of Purchaser, except as set forth in Section 4.7 of the Purchaser Disclosure Schedule, no such Proceeding has been threatened.
          (b) There are no Orders outstanding (i) against Purchaser or its Subsidiaries or that otherwise relate to or may affect the business of, or any of the assets owned or used by, the Purchaser or any Subsidiary of Purchaser that would reasonably be expected to have a Purchaser Material Adverse Effect; or (ii) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby. To the Knowledge of Purchaser, no such Order has been threatened.
     Section 4.8 Compliance with Legal Requirements; Governmental Authorizations.
          (a) Purchaser and its Subsidiaries are, and at all times since January 1, 2004, have been, to the Knowledge of Purchaser, in compliance with all Legal Requirements that are or were applicable to the operation of their business or the ownership or use of any of their assets, other than any such non-compliance that would not reasonably be expected to have a Purchaser Material Adverse Effect. Purchaser and its Subsidiaries have not received, at any time since January 1, 2004, any written notice or other communication from any Governmental Authority or other Person regarding any actual, alleged or potential violation of or failure to comply with any Legal Requirement, other than any such non-compliance that would not reasonably be expected to have a Purchaser Material Adverse Effect.
          (b) Purchaser and its Subsidiaries are, and at all times since January 1, 2004, have been, to the Knowledge of Purchaser, in compliance with each Governmental Authorization held by Purchaser and its Subsidiaries, other than any such non-compliance that would not reasonably be expected to have a Purchaser Material Adverse Effect. Purchaser has not received, at any time since January 1, 2004, any written notice or other communication from any Governmental Authority or other Person regarding (i) any actual, alleged or potential violation of or failure to comply with any term or requirement of any such Governmental Authorization, or (ii) any actual, proposed, or potential revocation, suspension, cancellation or termination of, or modification to, any such Governmental Authorization, other than any such non-compliance that would not reasonably be expected to have a Purchaser Material Adverse Effect. To the Knowledge of Purchaser, the Governmental Authorizations held by Purchaser and its Subsidiaries collectively constitute all of the material Governmental Authorizations necessary to permit Purchaser and its Subsidiaries to lawfully conduct and operate their businesses in the manner they are currently conducted.
          (c) To the Knowledge of Purchaser, neither Purchaser, any Subsidiary of Purchaser, any director, officer, manager, agent or employee of Purchaser or any Subsidiary of Purchaser, nor any other Person acting for or on behalf of Purchaser or any Subsidiary of Purchaser, has directly or indirectly violated the Foreign Corrupt Practices Act of 1977, as amended, or any similar Legal Requirement, other than any such non-compliance that would not reasonably be expected to have a Purchaser Material Adverse Effect.
     Section 4.9 Sufficient Funds. Purchaser has, and as of the Closing, Purchaser will have, sufficient funds available (through existing credit facilities or otherwise) to consummate the transactions contemplated by this Agreement.
     Section 4.10 Tax Matters.
          (a) Neither the Purchaser nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.
          (b) Neither the Purchaser nor any of its Subsidiaries has participated in, or otherwise made a filing with respect to, any “listed transaction” within the meaning of Treasury Regulations §1.6011-4(b)(2).
          (c) To the Knowledge of Purchaser, the fair market value of the Purchaser stock and other consideration received by each Shareholder will be approximately equal to the fair market value of the Company stock surrendered in the exchange.
          (d) Prior to the transaction, Purchaser will be in control of Merger Sub within the meaning of Section 368(c)(1) of the Code.
          (e) Following the transaction, Merger Sub will not issue additional shares of its stock that would result in Purchaser losing control of Merger Sub within the meaning of section 368(c)(1) of the Code.
          (f) There is no plan or intention by the Purchaser (or any related person, as defined in regulations under Section 368 of the Code) to acquire any of the Purchaser Common Stock received by the Shareholders in exchange for their Company Common Stock in connection with the Merger that would reduce the Shareholders’ ownership of Purchaser stock to a number of shares having a value, as of the relevant testing date, of less than 50% of the value of all of the formerly outstanding stock of the Company as of the same date. For purposes of this representation, (a) cash or other property furnished by the Purchaser (or any related person, as defined in regulations under Section 368 of the Code) for redemptions of Company stock (including Company stock surrendered by dissenters or exchanged for cash in lieu of fractional shares) and distributions by the Company to its shareholders, in connection with the transaction, are taken into account in determining the value of all of the formerly outstanding stock of the Company; (b) redemptions by Purchaser (or any related person, as defined in regulations under Section 368 of the Code) of Purchaser Common Stock received by the Shareholders are not taken into account if such redemptions are (i) pursuant to

Purchaser’s pre-existing stock repurchase program, (ii) on the open market through a broker for the prevailing market price, and (iii) not negotiated by the Purchaser with the Company or its shareholders, and (c) redemptions of Purchaser Common Stock by Purchaser pursuant to the terms of the Escrow Agreement are not taken into account.
          (g) Purchaser has no plan or intention to liquidate Merger Sub; to merge Merger Sub with and into another corporation (other than the Company); to sell or otherwise dispose of the stock of Merger Sub, or to cause Merger Sub to sell or otherwise dispose of any of the assets of Company acquired in the transaction, except for (i) dispositions made in the ordinary course of business, (ii) transfers described in Section 368(a)(2)(c) of the Code, or (iii) any other transfer permitted pursuant to regulations promulgated under Section 368 of the Code that will not adversely affect the qualification of the Merger as a reorganization thereunder.
          (h) Following the transaction, Merger Sub will continue the historic business of Company or use a significant portion of Company’s business assets in a business, all within the meaning of Treasury Regulations § 1.368-1(d).
          (i) Purchaser and Merger Sub will pay their respective expenses, if any, incurred in connection with the transaction.
          (j) There is no intercorporate indebtedness existing between Purchaser and Company or between Merger Sub and Company that was issued, acquired, or will be settled at a discount.
          (k) Neither Purchaser nor Merger Sub are investment companies as defined in Sections 368(a)(2)(f)(iii) and (iv) of the Code.
          (l) To the Knowledge of Purchaser, the fair market value of the assets of Company transferred to Merger Sub will equal or exceed the sum of the liabilities assumed by Merger Sub, plus the amount of liabilities, if any, to which the transferred assets are subject.
          (m) No stock of Merger Sub will be issued in the Merger.
          (n) To the Knowledge of Purchaser, Merger Sub will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Company immediately prior to the transaction. For purposes of this representation, amounts paid by Company to dissenters, amounts paid by Company to shareholders who receive cash or other property, Company assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Company immediately preceding the transfer, will be included as assets of Company held immediately prior to the transaction.
     Section 4.11 Finders’ Fees. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Purchaser or Merger Sub.

ARTICLE 5.
COVENANTS
     Section 5.1 Interim Operations of the Company and its Subsidiaries.
          (a) The Company covenants and agrees that, after the date hereof and prior to the Closing Date (unless Purchaser otherwise approves in writing, or unless as otherwise expressly contemplated by this Agreement or disclosed in Section 5.1 of the Company Disclosure Schedule), the Company shall, and shall cause its Subsidiaries to, conduct its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as described in Section 5.1 of the Company Disclosure Schedule, the Company shall, and shall cause each Subsidiary of the Company to, use commercially reasonable efforts to (i) keep available the services of the employees of the Company and each Subsidiary of the Company, (ii) continue in full force and effect without material modification all existing policies or binders of insurance currently maintained in respect of the Company and each Subsidiary of the Company (other than for policies that expire by their respective terms and have been replaced by comparable policies), and (iii) preserve its current relationships with its customers, suppliers and other Persons with which the Company or any Subsidiary of the Company has had significant business relationships.
          (b) Specifically, the Company covenants and agrees that, after the date hereof and prior to the Closing Date, the Company shall not, and shall cause each of its Subsidiaries not to (unless Purchaser shall otherwise approve in writing, or unless as otherwise expressly contemplated by this Agreement or disclosed in Section 5.1 of the Company Disclosure Schedule):
          (i) (A) amend its organizational documents; (B) issue, sell, repurchase, redeem or acquire any shares of capital stock or other equity interests, or grant or enter into any rights, warrants, options, agreements or commitments with respect to the issuance of such capital stock or such equity interests, except pursuant to the terms of the ESOP; (C) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or other combination thereof) in respect of any shares of capital stock or other equity interests of such entity, or (D) adjust, split, combine, subdivide or reclassify any shares of capital stock or other equity interest of such entity;
          (ii) grant any increase in the base compensation of, or pay any bonuses or other compensation to, any of its officers or employees outside the ordinary course of business, or enter into any agreement or arrangement relating to the payment of severance to any of its officers or employees, except that immediately prior to the Closing, the Company may pay up to an aggregate of $6,440,000 in bonuses to its employees;
          (iii) adopt, amend, or increase the payments or benefits under, any Employee Benefit Plan;
          (iv) enter into, amend, terminate, or assign any Material Company Contract;
          (v) acquire inventory, assets or other properties outside of the ordinary course of business;

          (vi) sell, lease, or otherwise dispose of any assets or properties other than (A) sales of inventory in the ordinary course of business, and (B) dispositions of obsolete equipment or unsaleable inventory in the ordinary course of business;
          (vii) make, or commit to make, (A) any capital expenditures in excess of budgeted capital expenditures or (B) any capital expenditures estimated to involve the expenditure of more than $100,000 (except to the extent that any such capital expenditure is disclosed on Section 3.5 of the Company Disclosure Schedule and is not in excess of the total amount of capital expenditure estimated to be made as set forth on Section 3.5 of the Company Disclosure Schedule);
          (viii) incur, assume, or guarantee any Indebtedness (except for letters of credit or guarantees issued under or pursuant to the Company Credit Facilities in the ordinary course of business, copies of which letters of credit or guarantees will be promptly delivered to Purchaser);
          (ix) permit, or allow any of the assets of the Company to be subject to, any Encumbrance other than any Permitted Encumbrance;
          (x) cancel, waive, settle or comprise any Proceeding disclosed in Section 3.14 of the Company Disclosure Schedule;
          (xi) cancel, compromise, waive or release any right or claim (or series of related rights and claims) either involving more than $100,000 or outside the ordinary course of business;
          (xii) make any change in connection with its accounts payable or accounts receivable terms, systems, policies or procedures;
          (xiii) make any material change in its accounting or tax methods; or
          (xiv) enter into any agreement, whether oral or written, to do any of the foregoing.
     Section 5.2 Access and Investigation.
          (a) Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Purchaser, the Company shall (i) afford Purchaser and its agents and representatives (collectively, the “Purchaser Group”), reasonable access, during regular business hours and upon reasonable prior notice, to the Company’s and its Subsidiaries’ properties, facilities, contracts, books and records, and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of the Company and its Subsidiaries, including, without limitation, access in order to prepare a current survey of the Mineral Wells Premises by a surveyor licensed in the State of Texas, and (ii) furnish to the Purchaser Group copies of all such contracts, books and records, and other existing document and data that the Purchaser Group may reasonably request. Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from the Company, Purchaser shall (a) afford the Company and its agents and representatives (collectively, the “Company Group”), reasonable access, during regular business hours and upon reasonable prior notice, to Purchaser’s and its Subsidiaries’

(including Facet USA and Facet International) properties, facilities, contracts, books and records, and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of the Purchaser and its Subsidiaries, and (ii) furnish to the Company Group copies of all such contracts, books and records, and other existing document and data that the Company Group may reasonably request.
          (b) Between the date of this Agreement and the Closing Date, Purchaser will be provided access to Company’s and its Subsidiaries’ employees, suppliers and other Persons having business relations with the Company and its Subsidiaries, at such times and in the manner mutually agreed to by the Company and Purchaser; provided, however, that any meetings between Purchaser and any suppliers or other Persons having business relations with the Company or its Subsidiaries may, in the sole discretion of the Company, include a representative of the Company.
          (c) Between the date of this Agreement and the Closing, the parties will meet with any actual and potential customers of the Company and its Subsidiaries designated by Purchaser at such times as mutually agreed to by the Company, Purchaser and such customers. At all such meetings, except as otherwise agreed to by the parties, a representative of Purchaser (who is anticipated to be Norman Johnson) and a representative of the Company (who is anticipated to be Laine Perry) will be present; provided, however, that, Purchaser may engage a third party consultant who is reasonably acceptable to the Company to participate in any such meetings (in lieu or in addition to participation by Purchaser’s representative or the Company’s representative as set forth above). At such meetings, the parties may make all reasonable inquiries of such customers, and otherwise discuss matters with such customers as reasonably determined by Purchaser, including, without limitation, inquiring as to the current state of such customer’s relationship with the Company and its Subsidiaries and/or such customer’s views regarding the Company and its Subsidiaries or the products thereof, discussing the contemplated acquisition of the Company by the Purchaser, providing information regarding Purchaser and its business, and discussing the parties’ plans for the business of the Company and its Subsidiaries following the Closing Date.
          (d) Purchaser and the Company agrees that all information received from the other shall be deemed received pursuant to the Confidentiality Agreement, dated March 26, 2006, between the Company and Purchaser (the “Confidentiality Agreement”) and that each shall, and shall cause its Affiliates and each of its and their representatives to, comply with the provisions of the Confidentiality Agreement with respect to such information, and the provisions of the Confidentiality Agreement are hereby incorporated herein by reference with the same effect as if fully set forth in this Agreement; provided, however, that, effective as of the Closing, all confidential information of the Company and its Subsidiaries will be deemed to be “Confidential Information” (as defined in the Confidentiality Agreement) of Purchaser for purposes of the Confidentiality Agreement and will be subject to the protections set forth therein for the benefit of Purchaser.
     Section 5.3 Meeting of Shareholders.
          (a) Following the date of this Agreement, the Company will take all action necessary in accordance with applicable law and its organizational documents to convene a meeting of its shareholders, or solicit written consents, as promptly as practicable to consider and vote upon the approval of this Agreement and the Merger. Following the date of this Agreement, the Company will use its commercially reasonable efforts to cause each Shareholder to ratify the appointment of the Shareholder Representative pursuant to Section 10.10(a), and to provide evidence of the same to Purchaser.

          (b) Prior to the Closing, the Company will take all action necessary in accordance with applicable law and its organizational documents to conduct a separate vote of its stockholders and perform such other reasonable acts as are within its power to satisfy all of the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder for exemption of any compensation or other payment payable under any contract, agreement, plan or arrangement covering any present or former employee or director of, or consultant or other service provider with respect to, the Company and, to the extent Known, the Purchaser or Merger Sub, that would give rise to any “excess parachute payment,” as that term is defined in Section 280G(b) of the Code, such that after giving effect to such vote and all related waivers and other agreements, if the requisite number of affirmative votes are obtained, such payments, awards and benefits will qualify for the exemption provided under Section 280G(b)(5)(A)(ii) of the Code and will not be subject to any excise tax pursuant to Section 4999 of the Code.
          (c) As soon as practicable following the date of this Agreement, and prior to the shareholders’ meeting or action of the Company to be taken pursuant to Section 5.3(a), the Company shall cause each of the following documents, among others, to be delivered to each of the Shareholders: (i) this Agreement, (ii) each of the Exhibits, Schedules and Appendices to this Agreement, (iii) Purchaser’s Annual Report on Form 10-K for the fiscal year ended December 2, 2006, filed with the SEC on February 1, 2007, (iv) Purchaser’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 1, 2007, filed with the SEC on September 25, 2007, (v) Purchaser’s proxy statement for its 2007 annual meeting of shareholders filed with the SEC on February 9, 2007 and (vi) Purchaser’s Current Report on Form 8-K, filed with the SEC on September 27, 2007.
     Section 5.4 Consents and Filings.
          (a) As promptly as practicable after the date of this Agreement, the Company shall use its commercially reasonable efforts to obtain all consents required in connection with the transactions contemplated hereby as set forth in Section 3.3 of the Company Disclosure Schedule.
          (b) As promptly as practicable after the date of this Agreement, Purchaser shall make, or cause to be made, all filings required by Legal Requirements to be made by it to consummate the transactions contemplated hereby. Purchaser also shall fully cooperate with the Company with respect to all filings the Company is required by Legal Requirements to make. In furtherance thereof, Purchaser shall cooperate with the Company and shall use its commercially reasonable efforts to file required Notification and Report Forms under the HSR Act with the Federal Trade Commission (the “FTC”) and the Department of Justice (the “DOJ”) as promptly as practicable following the date of this Agreement (but in no event later than ten Business Days from and after the date hereof), shall use commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act, and shall respond as promptly as practicable to all requests or inquiries received from the FTC or DOJ for additional documentation or information. Purchaser shall be responsible for the filing fees for the premerger notification and report forms under the HSR Act.
          (c) As promptly as practicable after the date of this Agreement, the Company shall, and shall cause its Subsidiaries to, make all filings required by Legal Requirements to be made by them in order to consummate the transactions contemplated hereby. The Company also shall cooperate with Purchaser and its representatives with respect to all filings that Purchaser elects to make, or pursuant to Legal Requirements is required to make, in connection with the transactions contemplated hereby. In furtherance thereof, the Company shall cooperate with Purchaser and shall use commercially reasonable efforts to file required Notification and Report Forms under the HSR Act with the FTC and DOJ as promptly as practicable following the date of this Agreement (but in no event later than ten Business Days from and after the date hereof), shall use commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act, and shall respond as promptly as practicable to all requests or inquiries received from the FTC or DOJ for additional documentation or information.
     Section 5.5 Publicity. The Parties agree that the initial press release with respect to the Merger shall be a press release of Purchaser, subject to the review and approval of the Company, such approval not to be unreasonably withheld. Thereafter, any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued at such time and in such manner as mutually agreed to by Purchaser and the Shareholder Representative; provided, however, that the foregoing restriction will not (i) limit any party from making any announcements, statements or acknowledgments that such party is required by applicable Legal Requirements to make, issue or release, or (ii) limit Purchaser from making any disclosures that it deems are required to be made in filings with the SEC.
     Section 5.6 Notification. Between the date of this Agreement and the Closing Date, the Company or Purchaser, as the case may be, shall promptly notify the other party in writing if such party becomes aware of (i) any fact or condition that causes or constitutes a breach of any of the representations and warranties of such party made as of the date of this Agreement, or (ii) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or such party’s discovery of, such fact or condition. If any such fact or condition requires any change to the schedules prepared by a party, such party shall promptly deliver to the other party a supplement to such schedules specifying such change. In addition, between the date of this Agreement and the Closing, the Company or the Purchaser, as the case may be, shall promptly notify the other party of the occurrence of any breach of any covenant by such party in this Article 5 or of the occurrence of any event that may make the satisfaction of any conditions in Article 6 impossible or unlikely. No disclosure pursuant to this Section 5.6 will prevent or cure any breach of any representation or warranty or covenant set forth herein.
     Section 5.7 Financial Statements. Until the Closing Date, the Company shall deliver to Purchaser within 15 days after the end of each calendar month a copy of the unaudited monthly consolidated financial statements of the Company and its Subsidiaries as of the end of such month and for the fiscal period then ended prepared in a manner and containing information consistent with the Unaudited Financial Statements.
     Section 5.8 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby by the Company, its Subsidiaries and the Shareholders shall be paid by the Company and its Subsidiaries (and shall be accrued for in the Closing Date Balance Sheet and reflected in the Closing Date Net Working Capital Calculation), and all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby by Purchaser or Merger Sub shall be paid by Purchaser; provided, however, that Purchaser shall promptly reimburse the Company for all out-of-pocket costs incurred by the Company at the written request of Purchaser after the date of this Agreement for any actions not required to be taken by the Company pursuant to this Agreement.

     Section 5.9 Commercially Reasonable Efforts. Each party shall use its commercially reasonable efforts to cause all of the conditions precedent to the closing obligations of each party set forth in Article 6 to be satisfied to the extent that such party’s action or inaction can control or influence the satisfaction of such conditions.
     Section 5.10 Litigation Support. Subject to Article 9, in the event and for so long as any party or Affiliate actively is contesting or defending against any Proceeding, hearing, investigation, charge, complaint, claim, judgment or demand in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company or its Subsidiaries, each of the other parties will cooperate with such party and such party’s counsel and cause its Affiliates so to cooperate in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending party or Affiliate.
     Section 5.11 Financing Matters. To the extent requested by Purchaser, prior to the Closing, the Company will cooperate with Purchaser to cause all outstanding letters of credit and guarantees of the Company and its Subsidiaries (whether or not issued under the Company Credit Facilities) to continue in effect at and after the Closing and to be secured by such assets or obligations of the Surviving Entity (including cash and/or back-up letters of credit) as may be necessary to continue such letters of credit and guarantees in effect as Purchaser may elect.
     Section 5.12 Technical Center.
          (a) Following the Closing, Purchaser agrees to cause the Surviving Entity to plan and construct a stand-alone technical research and development center (the “Technical Center”) as soon as reasonably practicable at the Surviving Entity’s facility located in Mineral Wells, Texas. No later than two years following the Closing, Purchaser will enter into binding construction contracts with one or more general contractors for the construction of the Technical Center. The aggregate out-of-pocket costs of Purchaser and its Subsidiaries for the design and construction of the Technical Center shall be at least $2,500,000. Purchaser shall consult with the Shareholder Representative regarding the scope, detailed plans, design and construction of the Technical Center.
          (b) In the event of any material breach of Section 5.12(a) by Purchaser, all mineral rights associated with the entire parcel of land currently owned by the Company at 118 W. Washington Avenue, Mineral Wells, Texas 76068 (the “Mineral Wells Premises”) will automatically be assigned and transferred to the Shareholders by Purchaser and the Surviving Entity (the “Mineral Rights Assignment”), free and clear of any Encumbrances. Purchaser and the Surviving Entity will execute and deliver to the Shareholders all assignments, documents and other instruments necessary or desirable to evidence the Mineral Rights Assignment. The Mineral Rights Assignment is intended to constitute liquidated damages payable in lieu of any other damages to which the Shareholders may otherwise be entitled to with respect to a breach of Section 5.12(a) by Purchaser and represents the Shareholders’ sole and exclusive remedy in respect thereof. In the event the Mineral Rights Assignment occurs pursuant to the terms set forth hereof, the Shareholders shall not exercise such mineral rights in any manner that materially interferes with the business or operations of the Purchaser or the Surviving Entity at such location. From the Closing Date through the date that Purchaser fully complies with the provisions set forth in Section 5.12(a), Purchaser and the Surviving

Entity agree not to exploit any of the mineral rights associated with the Mineral Wells Premises or in any manner sell, transfer, assign or Encumber such mineral rights.
     Section 5.13 PECO 401(k) Plan. The board of directors of the Company shall adopt a resolution to terminate the PECO 401(k) Plan & Trust (the “PECO 401(k) Plan”) effective immediately prior to the Closing Date fully vest all accounts of all participants in the PECO 401(k) Plan immediately upon such termination and provide for the distribution of all such accounts pursuant to applicable Legal Requirements. The Company shall deliver to the Purchaser at Closing duly executed resolutions of the Board of Directors of the Company reflecting the termination of the PECO 401(k) Plan. Purchaser agrees that promptly after the Closing it will offer to each employee of the Company and its Subsidiaries the opportunity to participate in any 401(k) plan available to Purchaser’s employees.
     Section 5.14 Outstanding Loans. On or prior to the Closing, the Company will cause all outstanding loans made by the Company to its employees, Shareholders and Affiliates of its Shareholders listed on Section 3.11(a)(i) of the Company Disclosure Schedule to be repaid in full.
     Section 5.15 Environmental Policy.
          (a) The Company will maintain in full force and effect the Environmental Policy and will cooperate with Purchaser in transferring at the Closing the Environmental Policy to the Surviving Entity.
          (b) Purchaser and the Surviving Entity agree that they will not directly or indirectly take any action or omit to take any action that would exclude any coverage under the Environmental Policy or cause the Environmental Policy to be terminated, including without limitation, making or permitting anyone else to make any voluntary investigation of the Mineral Wells Premises.
ARTICLE 6.
CLOSING CONDITIONS
     Section 6.1 Conditions to Obligations of the Parties to Consummate the Merger. The respective obligation of each party to consummate the Merger will be subject to the satisfaction of each of the following conditions at or prior to the Closing (any of which may be waived in writing, in whole or in part, by Purchaser or the Company, as applicable):
          (a) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Shareholders in accordance with the TBCA.
          (b) No Order or Proceeding. No Order of any Governmental Authority restraining, enjoining or otherwise preventing or delaying the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby shall be outstanding, and no Proceedings or investigations by or before, or otherwise involving, any Governmental Authority shall be threatened or pending against the Purchaser, Merger Sub, the Company or any of its Subsidiaries which seeks to enjoin or prevent the consummation of the transactions contemplated under this Agreement or which seeks material damages in connection with the transactions contemplated hereby.

          (c) Articles of Merger; Certificate of Merger. The Texas Articles of Merger shall have been accepted by the Texas Secretary of State, and the Delaware Certificate of Merge shall have been accepted by the Delaware Secretary of State.
          (d) HSR Act. The applicable waiting period under the HSR Act must have expired or been terminated.
     Section 6.2 Additional Conditions to Obligations of Purchaser and Merger Sub. The obligations of Purchaser and Merger Sub to consummate the Merger shall also be subject to the satisfaction of each of the following conditions at or prior to the Closing (any of which may be waived in writing, in whole or in part, by Purchaser):
          (a) Representations and Warranties. Each of the representations and warranties of the Company in Article 3 of this Agreement must be accurate in all material respects as of the Closing as if made on the Closing, without giving effect to any supplement to the Company Disclosure Schedules.
          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or before the Closing Date.
          (c) Certificate. Purchaser shall have received a certificate executed by an executive officer of the Company that the conditions set forth in Sections 6.2(a) have been satisfied and a certificate executed by an executive officer of the Company that the conditions set forth in Sections 6.2(b) have been satisfied.
          (d) Consents. All material consents, waivers, and estoppels of third parties specified on Appendix C shall have been obtained and shall be in form and substance reasonably satisfactory to Purchaser.
          (e) Certified Articles of Incorporation and Certificates of Good Standing. The Company shall have delivered to Purchaser articles of incorporation of the Company (certified by the Secretary of State of the applicable jurisdiction of incorporation of formation) and a certificate of good standing from the applicable jurisdiction of incorporation and each other jurisdiction in which the Company is qualified to do business as a foreign corporation, each dated within ten Business Days prior to the Closing Date.
          (f) Secretary’s Certificate. Purchaser shall have received a certificate of the Secretary of the Company certifying and attaching copies of the bylaws of the Company, certifying and attaching copies of all requisite resolutions duly adopted by the Company’s board of directors and Shareholders authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, and certifying to the incumbency of the officers of the Company executing this Agreement and any other document relating to the transactions contemplated hereby or thereby.
          (g) Escrow Agreement. The Company shall have delivered to Purchaser the Escrow Agreement in the form attached hereto as Exhibit A (the “Escrow Agreement”), executed by the Shareholder Representative and the escrow agent named therein.

          (h) Employment, Severance and Change of Control Agreements. The Company shall have delivered to Purchaser Employment, Severance and Change of Control Agreements in the form attached as Exhibit B, executed by each of the individuals listed on Appendix D (the “Severance Agreements”).
          (i) Company Material Adverse Effect. There must not have been any Company Material Adverse Effect since the date of this Agreement.
          (j) Dissenter’s Right of Appraisal. No Shareholder shall have exercised, or shall have provided notice of such Shareholder’s intent to exercise, his or her dissenter’s right of appraisal under the TBCA in connection with the consummation of the transactions contemplated hereby.
          (k) FIRPTA Certificate. Purchaser shall have received from the Company an affidavit of non-foreign status that complies with Section 1445 of the Code and any certificate required to establish that no withholding is required under applicable state law.
          (l) Resignation of Directors and Officers. All directors and officers of the Company, except as listed on Appendix B, shall have resigned effective as of the Closing and all directors and officers of the Company’s Subsidiaries that Purchaser has requested in writing at least five Business Days prior to the Closing Date shall have resigned effective as of the Closing.
          (m) Intentionally Omitted.
          (n) Company Credit Facilities. The Company Credit Facilities shall have been terminated at or prior to Closing, and the Company shall have caused the termination of all security interests under the Company Credit Facilities with respect to the assets of the Company and its Subsidiaries.
          (o) Release of Encumbrances. All Encumbrances (other than Permitted Encumbrances) on the assets of the Company and its Subsidiaries shall have been released.
     Section 6.3 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger shall also be subject to the satisfaction of each of the following conditions (any of which may be waived in writing, in whole or in part, by the Company):
          (a) Representations and Warranties. Each of the representations and warranties of Purchaser and Merger Sub in Article 4 of this Agreement must be accurate in all material respects as of the Closing as if made on the Closing, without giving effect to any supplement to the Purchaser Disclosure Schedules.
          (b) Agreements and Covenants. Purchaser and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or before the Closing Date.
          (c) Certificate. The Company shall have received a certificate executed by an executive officer of Purchaser that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.
          (d) Secretary’s Certificates. Purchaser shall have delivered to the Shareholder Representative certificates executed by the Secretary of Purchaser and Merger Sub certifying and attaching copies of the resolutions duly adopted by Purchaser’s and Merger Sub’s boards of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby and certifying to the incumbency of the officers of Purchaser and Merger Sub executing this Agreement and any other document relating to the transactions contemplated hereby or thereby.
          (e) Escrow Agreement. Purchaser shall have delivered to the Shareholder Representative the Escrow Agreement, executed by Purchaser and the escrow agent named therein.
          (f) Employment, Severance and Change of Control Agreements. Purchaser shall have delivered to the Shareholder Representative the Severance Agreements, executed by the Surviving Entity.
          (g) Registration Rights Agreement. Purchaser shall have delivered to the Shareholder Representative the Registration Rights Agreement, executed by Purchaser.
          (h) Company Credit Facilities. The Purchaser shall repay, or cause the Surviving Entity to repay, all Indebtedness under the Company Credit Facilities at the Closing.
          (i) Purchaser Material Adverse Effect. There must not have been any Purchaser Material Adverse Effect since the date of this Agreement.
ARTICLE 7.
TAX MATTERS.
     The following provisions shall govern the allocation of responsibility as between Purchaser and the Shareholders for certain tax matters following the Closing Date:
     Section 7.1 Straddle Periods. For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of the Company and its Subsidiaries for any taxable period of the Company and its Subsidiaries that includes (but does not end on) the Closing Date (a “Straddle Period”), the determination of the Taxes of the Company and its Subsidiaries for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit, and state and local apportionment factors of the Company and its Subsidiaries for the Straddle Period, shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company and its Subsidiaries were closed at the close of the Closing Date. However, (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, and (ii) periodic taxes such as real and personal property taxes shall be apportioned ratably between such periods on a daily basis.
     Section 7.2 Responsibility for Filing Tax Returns.
          (a) Filing of Tax Returns. Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries that are filed after the Closing Date and, subject to the right to payment from the Shareholder Representative under the next sentence, Purchaser shall pay all Taxes shown as due on those Tax Returns. Not later than two Business Days prior to the filing of any such Tax Returns, the Shareholders shall pay to Purchaser any Taxes payable pursuant to Section 9.2(c) of this Agreement.
          (b) Review Rights. No later than 30 days prior to the due date for filing thereof (including any extensions of such due date), Purchaser shall provide the Shareholder Representative with drafts of all Tax Returns prepared by it pursuant to Section 7.2(a), but only to the extent such Tax Returns would reflect a Tax liability subject to indemnification pursuant to Section 9.2(c) of this Agreement. The Shareholder Representative shall have the right to review and provide comments on Tax Returns during the 15 day period following the receipt of such Tax Returns. The Shareholder Representative and Purchaser shall consult with each other and attempt in good faith to resolve any issues arising as a result of any Tax Returns described in this Section 7.2(b). Upon resolution of all such items, the relevant Tax Return shall be timely filed on that basis. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which Purchaser deems correct, without prejudice to any party’s rights and obligations under this Article 7 and Article 9.
     Section 7.3 Refunds and Tax Benefits. Any income Tax refunds that are received by Purchaser, the Company or the Subsidiaries of the Company, and any amounts credited against income Tax to which Purchaser, the Company or the Subsidiaries of the Company become entitled, that relate to income Tax periods or portions thereof of the Company and its Subsidiaries ending on or before the Closing Date (other than any such refunds or credits of Tax that are (a) attributable to a loss, credit or other tax attribute arising in periods beginning after the Closing Date (including the portion of a Straddle Period beginning after the Closing Date), (b) attributable to the use of a tax attribute of the Company or any of its Subsidiaries as of the Closing Date, including but not limited to the use of a net operating loss carry forward, in a period ending after the Closing Date, or (c) reflected in the Closing Date Working Capital Calculation) shall be for the account of the Shareholders, and, subject to Section 9.2(c) of this Agreement, Purchaser shall pay over to the Shareholder Representative, for the benefit of the Shareholders, any such refund or the amount of any such credit within 15 days after receipt thereof.
     Section 7.4 Cooperation on Tax Matters.
          (a) Purchaser, the Company and its Subsidiaries and the Shareholder Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article 7 and any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Shareholder Representative and Purchaser agree (i) to retain all books and records with respect to Tax matters pertinent to the Company or any Subsidiary of the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or the Shareholder Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Purchaser so requests, the Shareholder Representative shall allow Purchaser to take possession of such books and records.

          (b) Purchaser and the Shareholder Representative further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
     Section 7.5 Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne half by Purchaser and half by the Shareholders (which fees the Shareholder Representative will cause the Shareholders to pay to Purchaser).
ARTICLE 8.
TERMINATION
     Section 8.1 Termination. By written notice given prior to or at the Closing, subject to Section 8.2, this Agreement may be terminated as follows:
          (a) by Purchaser, in the event a material breach of this Agreement has been committed by the Company and such breach has not been waived in writing by Purchaser, unless Purchaser or Merger Sub is in material breach of this Agreement;
          (b) by the Company, in the event a material breach of this Agreement has been committed by Purchaser or Merger Sub, and such breach has not been waived in writing by the Company, unless the Company is in material breach of this Agreement;
          (c) by Purchaser, if the satisfaction of any of the conditions to Purchaser’s obligation to close the transactions contemplated hereby as set forth in Section 6.2 becomes impossible (other than through the failure of Purchaser or Merger Sub to comply with its obligations under this Agreement), and Purchaser has not waived such condition in writing on or before such date;
          (d) by the Company, if the satisfaction of any of the conditions to the Company’s obligation to close the transactions contemplated hereby as set forth in Section 6.3 becomes impossible (other than through the failure of the Company to comply with its obligations under this Agreement), and the Company has not waived such condition in writing on or before such date;
          (e) by either Purchaser or the Company if any Order of any Governmental Authority of competent jurisdiction permanently restraining, enjoining or otherwise preventing the consummation of the transactions contemplated hereby shall have been issued and become final and non-appealable;
          (f) by mutual written consent of Purchaser and the Company;
          (g) by Purchaser or the Company, if the Closing has not occurred on or before February 28, 2008, unless the terminating party is in material breach of this Agreement; or
          (h) by either the Company or Purchaser, if the average closing price of the Purchaser Common Stock on the New York Stock Exchange during any ten consecutive trading days ending after November 15, 2007 is less than $24.00 (provided, that such right of termination pursuant to this clause (h) may be exercised by the Company or Purchaser no later than the earlier of the

Closing Date or three Business Days after the last trading day of any such ten consecutive trading day period).
     Section 8.2 Effect of Termination. Each party’s right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If the Agreement is terminated pursuant to Section 8.1, all obligations of the parties under this Agreement will terminate, except that the obligations in Section 5.2(d), Section 5.8, this Article 8 and Article 10 will survive.
     Section 8.3 Liquidated Damages.
          (a) In the event that Purchaser terminates this Agreement pursuant to Section 8.1(a), the Company shall pay Purchaser $4,000,000 in liquidated damages no later than 30 days after receiving written demand therefor from Purchaser.
          (b) In the event that the Company terminates this Agreement pursuant to Section 8.1(b), Purchaser shall pay the Company $4,000,000 in liquidated damages no later than 30 days after receiving written demand therefor from the Company.
          (c) The break-up fees contemplated under Sections 8.3(a) and 8.3(b) above are intended to constitute liquidated damages payable in lieu of any other damages to which a party may otherwise be entitled to and represent the party’s sole and exclusive remedy in respect of the events specified above. The parties acknowledge that the actual damages likely to be incurred by a party in such case will be difficult or impossible to calculate and that the amount of $4,000,000 represents a reasonable estimate thereof in light of all present circumstances and expectations. In the event of the termination of this Agreement, in no event will a party be entitled to receive any other amounts or be entitled to any other remedies (including but not limited to specific performance or other equitable relief) in respect of any breach of this Agreement prior to the termination date of this Agreement.
          (d) Nothing in this Section 8.3 shall in any way affect or limit the parties’ respective rights, obligations and liabilities under the Confidentiality Agreement.
ARTICLE 9.
INDEMNIFICATION
     Section 9.1 Survival. All representations, warranties, covenants, and obligations in this Agreement, the Schedules attached hereto and other certificate or document delivered pursuant to this Agreement will survive the Closing and the consummation of the transactions contemplated hereby, subject to the terms set forth below; provided, however, that none of the representations and warranties of Purchaser will survive the Closing other than those set forth in Section 4.5 (SEC Reports) and Section 4.10 (Tax Matters) (the “Surviving Purchaser Representations”), which Surviving Purchaser Representations will survive the Closing in accordance with the terms set forth herein. Notwithstanding the foregoing, no party will have any indemnification liability for the breach of any representation or warranty set forth herein, unless on or before January 31, 2009, the other party(ies) notifies such party of a claim in accordance with the terms set forth herein; provided, however, that any claim with respect to Section 3.4(a) and (c) (Capitalization), Section 3.10 (Tax Matters), Section 3.15(c) (Compliance with Legal Requirements; Government Authorizations), Section 3.17(b) (Insurance), Section 4.5 (SEC Reports) and Section 4.10 (Tax Matters), may be made at any time prior to 30 days following the expiration of the applicable statute of limitations period.

     Section 9.2 Indemnification and Reimbursement. Pursuant to the terms of the Escrow Agreement and subject to the limitations on indemnification and reimbursement set forth in Section 9.4, Purchaser, Merger Sub, and their respective directors, officers, stockholders, Affiliates, employees, representatives and agents (collectively, the “Purchaser Indemnified Persons”) shall be indemnified, held harmless and be reimbursed, for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses), whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:
          (a) any breach of any representation or warranty made by the Company in this Agreement or any other certificate delivered by the Company at Closing pursuant to this Agreement (it being understood that such representations and warranties shall be interpreted without giving effect to limitations or qualifications as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth herein or therein);
          (b) any breach of any covenant or obligation of the Company or the Shareholder Representative in this Agreement;
          (c) any Taxes which are unpaid as of the Closing Date (and not otherwise accounted for in the calculation of the Closing Date Net Working Capital Calculation) and which are imposed on or otherwise payable by the Purchaser, the Company or any of the Subsidiaries of the Company with respect to any Pre-Effective Period (including, without limitation, with respect to any Pre-Effective Period included in any Straddle Period pursuant to Section 7.1);
          (d) any liabilities or obligations arising out of or relating to the ESOP with respect to acts, omissions or events occurring on or prior to Closing, including any claims arising in connection with the consummation of the transactions contemplated hereby;
          (e) any warranty or similar claims arising in connection with any products of the Company and its Subsidiaries manufactured or sold prior to the Closing Date in an aggregate amount in excess of the warranty reserves reflected on the Closing Date Balance Sheet; and
          (f) any claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or its Subsidiaries.
     Section 9.3 Indemnification and Reimbursement by Purchaser and Merger Sub. Purchaser and Merger Sub, jointly and severally, shall indemnify and hold harmless the Company and its directors, Shareholders, Affiliates, employees, representatives and agents (collectively, the “Company Indemnified Persons”) and shall reimburse the Company Indemnified Persons for any Damages arising, directly or indirectly, from or in connection with:
          (a) any breach of any representation or warranty made by Purchaser or Merger Sub in Section 4.10 (Tax Matters) without giving effect to limitations or qualifications as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth herein or therein);
          (b) intentional breach of any representation or warranty made by Purchaser or Merger Sub in Section 4.5 (SEC Reports) which is actually known by Norman Johnson, Bruce

Klein or Richard Wolfson on or prior to the Closing Date, without giving effect to limitations or qualifications as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth herein or therein);
          (c) any breach of any covenant or obligation of Purchaser or Merger Sub in this Agreement or in any other document delivered by Purchaser or Merger Sub at Closing pursuant to this Agreement; and
          (d) any claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Purchaser or Merger Sub.
     Section 9.4 Limitations on Indemnification and Reimbursement. Notwithstanding anything contained herein to the contrary:
          (a) Except for any breach by the Shareholders of Section 2.4(e)(i), the Shareholders will have no personal liability to the Purchaser Indemnified Persons for any third party claims or any claims made by the Purchaser Indemnified Persons for Damages arising, directly or indirectly, from or in connection with any breach of any representation, warranty, covenant or agreement made by the Company, the Shareholder Representative or the Shareholders in this Agreement.
          (b) The Purchaser Indemnified Persons will seek indemnification and reimbursement for any Damages for third party claims or any claims made by the Purchaser Indemnified Persons arising, directly or indirectly, from or in connection with the breach of any representation, warranty, covenant or agreement in this Agreement by the Company, the Shareholder Representative or the Shareholders solely and exclusively pursuant to the terms of the Escrow Agreement, except for any breach by the Shareholders of Section 2.4(e)(i).
          (c) With respect to any Damages arising from third party claims or any claims made by the Purchaser Indemnified Persons in connection with any environmental matters, the Purchaser Indemnified Persons will seek indemnification and reimbursement for all Damages solely and exclusively pursuant to the terms of the Environmental Policy, except to the extent that coverage under the Environmental Policy is excluded or the Environmental Policy is terminated as a result of a breach of the representation set forth in Section 3.17(b) and except that the Purchaser Indemnified Parties shall be entitled to obtain reimbursement for the entire amount of the self-insured retention (in the retention amounts provided for in the Environmental Policy as in effect immediately prior to the Closing) for any claims made pursuant to the Environmental Policy prior to the third anniversary of the Closing and one-half of the self-insured retention (in the retention amounts provided for in the Environmental Policy as in effect immediately prior to the Closing) for any claims made pursuant to the Environmental Policy during the period from the third anniversary of the Closing to the sixth anniversary of the Closing Date.
          (d) The Purchaser Indemnified Persons will not be indemnified for matters arising under Section 9.2 pursuant to the terms of the Escrow Agreement until the total amount of Damages incurred by the Purchaser Indemnified Persons exceeds $1,000,000 (the “Deductible”), and then only for the amount by which such Damages exceed the Deductible; provided, however, that the foregoing limitation will not apply to (i) any breaches arising out of or in connection with Section 3.4(a) and (c) (Capitalization), Section 3.10 (Tax Matters) and Section 3.15(c) (Compliance with

Legal Requirements; Government Authorizations), (ii) any claims arising under clauses (c), (d) or (f) of Section 9.2 and (iii) any failure of the Shareholders to pay any post-closing purchase price adjustment required to be made by the Shareholders pursuant to Section 2.4(e)(i).
          (e) Nothing contained in this Agreement shall limit or restrict any Person who is a party to any agreement entered at Closing to obtain Damages or any other legal or equitable relief from any other Person who is a party to any such agreement in connection with the breach of such agreement by such other Person.
     Section 9.5 Procedure for Indemnification — Third Party Claims.
          (a) Promptly after receipt by a Person entitled to indemnity under Section 9.2 or 9.3 (an “Indemnified Person”) of notice of the assertion of any claim against any Indemnified Person by a third party (a “Third-Party Claim”), such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.
          (b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 9.5(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 9 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) it shall be conclusively established for all purposes that the Third-Party Claim is properly the subject of indemnification hereunder and the Indemnifying Person shall thereafter be estopped from claiming otherwise in any subsequent Proceeding between the parties; (ii) no compromise or settlement of such Third-Party Claim may be effected by the Indemnifying Person without the Indemnified Person’s consent, which consent will not be unreasonably withheld or delayed unless (A) there is no finding or admission of any violation of any Legal Requirement or any violation of the rights of any Person; and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (iii) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claim effected without its consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnified Person will be entitled to assume the defense of such Third-Party Claim.

          (c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may materially adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed).
     Section 9.6 Procedure For Indemnification — Other Claims. A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought.
     Section 9.7 Treatment of Indemnity Payments. Any indemnification payments made pursuant to the Escrow Agreement will be treated for all Tax purposes as an adjustment to the Merger Consideration.
     Section 9.8 Exclusive Remedy. The indemnification provided for in this Article 9 shall be the exclusive post-Closing remedy available to an Indemnified Party in connection with any Damages arising out of the matters set forth in this Agreement or the transactions contemplated hereunder, provided that nothing herein will limit (i) any Indemnified Person’s rights hereunder or otherwise to injunctive or other equitable relief to enforce its rights under this Agreement or otherwise in connection with the transactions contemplated hereby, (ii) any claim related to any breach described in Section 9.4(e), (iii) any claim brought by any Company Indemnified Persons under federal or state securities laws relating to the purchase or ownership of the Purchaser Common Stock by the Shareholders or (iv) any claim related to the failure of the Shareholders to pay any post-closing purchase price adjustment required to be made by the Shareholders pursuant to Section 2.4(e)(i).
ARTICLE 10.
MISCELLANEOUS
     Section 10.1 Notices. All notices, requests, approvals, demands and other communications (collectively, “Communications”) issued under or in connection with this Agreement shall be in writing and shall be deemed to have been given or made when delivered to the addresses and numbers set forth below (or to such other addresses and numbers as shall be specified by a party by like notice). In the case of Communications issued to notify a party of a breach of this Agreement, a claim for indemnification or any material dispute between the parties, and any Communications issued thereafter (each of the foregoing, a “Dispute Communication”), the Communications must be by personal delivery or sent by overnight courier or by registered or certified mail, return receipt requested. Communications other than a Dispute Communication, including Communications which reference or allude to a potential breach of this Agreement, claim for indemnification or a material dispute but which precede formal notification thereof, may be sent also by electronic mail or fax.
If to the Company:
Perry Equipment Corporation
118 Washington Avenue
Mineral Wells, Texas 76068

Attn.: Laine Perry
Fax: 940-325-2575
With a copy to:
Greenberg Traurig LLP
2700 Two Commerce Square
2001 Market Street
Philadelphia, Pennsylvania 19103
Attn.: Eric Rose
Fax: 215-717-5240
If to the Shareholder Representative:
PECO Management, LLC
c/o Perry Equipment Corporation
118 Washington Avenue
Mineral Wells, Texas 76068
Attn.: Laine Perry
Fax: 940-325-2575
With a copy to:
The Blum Firm, P.C.
420 Throckmorton, Suite 650
Forth Worth, TX 76102-3723
Attn.: John R. Hunter
Fax. 817-334-0078
and
Greenberg Traurig LLP
2700 Two Commerce Square
2001 Market Street
Philadelphia, Pennsylvania 19103
Attn.: Eric C. Rose
Fax: 215-717-5240
If to Purchaser or Merger Sub:
CLARCOR Inc.
840 Crescent Centre Drive, Suite 600
Franklin, Tennessee 37067
Attn.: Richard M. Wolfson, Esq.
Fax: (615) 771-5616
With a copy to:

Bass, Berry & Sims, PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238-3001
Attn.: J. Page Davidson, Esq.
Fax: (615) 742-2753
     Section 10.2 Headings; Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All Annexes, Exhibits and Schedules to this Agreement are incorporated into and constitute an integral part of this Agreement as if fully set forth herein. All words used in this Agreement will be construed to be of such gender or number as the context requires. All references to documents, instruments or agreements will be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto. The word “including” shall be read as “including but not limited to” and otherwise shall be considered illustrative and non-limiting. The statements in the Company Disclosure Schedules and the Purchaser Disclosure Schedules, and those in any supplement thereto, relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. All references to dollars or “$” in this Agreement will be to U.S. dollars. The language used in the Agreement will be construed, in all cases, according to its fair meaning, and not for or against any party hereto. The parties acknowledge that each party has reviewed this Agreement and that rules of construction to the effect that any ambiguities are to be resolved against the drafting party will not be available in the interpretation of this Agreement.
     Section 10.3 Severability. If any term or other provisions of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.
     Section 10.4 Entire Agreement; No Modification. This Agreement (together with the Annexes, Schedules and Exhibits attached to this Agreement and the other documents delivered pursuant to this Agreement), together with the Confidentiality Agreement, constitute the entire agreement among the parties and supersede all prior agreements, whether written or oral, between the parties with respect to the subject matter hereof and thereof. This Agreement may not be amended except by a written agreement signed by the Purchaser, Merger Sub, the Company and the Shareholder Representative.
     Section 10.5 Waiver. Neither the failure nor any delay by any party in exercising any right under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, and no single or partial exercise of any such right will preclude any other or further exercise of such right or the exercise of any other right. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other parties; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement. The rights and remedies of the parties to this Agreement are cumulative and not alternative.
     Section 10.6 Assignment; No Third Party Beneficiaries. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party, except that Purchaser may assign any of its rights and delegate any of its obligations under this Agreement to any (i) to any Affiliate of Purchaser, and (ii) in connection with the sale of all or substantially all of the assets of Purchaser, provided that no such assignment or delegation will relieve Purchaser from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right under or with respect to this Agreement or any provision of this Agreement, except such rights as will inure to a successor or permitted assignee pursuant to this Section 10.6.
     Section 10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of laws provisions thereof.
     Section 10.8 Arbitration. Any controversy, claim or dispute of whatever nature arising between the parties relating to this Agreement shall be determined by arbitration in Chicago, Illinois by one arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) and its Supplementary Procedures for Large, Complex Disputes, except that (a) every person named on all lists of potential arbitrators shall be a neutral and impartial lawyer with excellent professional credentials (i) who has practiced law for at least 15 years, specializing in general corporate and commercial matters and (ii) who has had experience, and is generally available to serve, as an arbitrator, and (b) each party shall be entitled to strike on a peremptory basis, for any reason or no reason, one of the names of potential arbitrators on any list submitted to the parties by the AAA as well as any person selected by the AAA to serve as an arbitrator by administrative appointment. In the event the parties cannot agree on the selection of the arbitrator from the list submitted by the AAA within 20 days after the AAA transmits to the parties its list of potential arbitrators, the selection of the arbitrator shall be made by the AAA from the remaining nominees. The selection of the arbitrator shall be made by the AAA from the remaining nominees in accordance with the parties’ mutual order of preference. The arbitrator shall endeavor to base his award on applicable law and judicial precedent and shall include in such award the findings of fact and conclusions of law upon which the award is based, and the arbitrator shall not grant any remedy or relief that a court could not grant under applicable law. The award shall be final and binding on all parties and shall not be vacated or modified (for errors of law or otherwise) except upon the grounds expressly provided in the Federal Arbitration Act. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be governed by the laws of the State of Delaware without regard to the conflicts of laws provisions thereof. Each party will bear its own expenses with respect to arbitration and the parties will share equally the fees and expenses of the AAA and the arbitrator.
     Section 10.9 Counterparts and Signature. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile, or by .pdf or similar imaging transmission, will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile, or by .pdf or similar imaging transmission, will be deemed to be their original signatures for any purpose whatsoever.
     Section 10.10 Further Assurances. Following the Closing, the parties shall cooperate reasonably with each other and with their respective representatives and agents in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the parties agree (a) to furnish upon request to the other parties such further information, (b) to execute and deliver to each other party such other documents, and (c) to do such other acts and things, all as the other parties may reasonably request, for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.
     Section 10.11 Shareholder Representative.
          (a) The Shareholder Representative shall be constituted and appointed as agent for and on behalf of each Shareholder to execute and deliver the Escrow Agreement, to give and receive notices and communications, to agree to, negotiate and enter into, on behalf of the Shareholders, as applicable, amendments, consents and waivers under this Agreement and the Escrow Agreement, pursuant to the terms set forth herein and therein, to make and receive payments on behalf of the Shareholders pursuant to the terms set forth herein and the Escrow Agreement, to take such other actions as authorized by this Agreement and the Escrow Agreement, and to take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing. Such agency may be changed by a vote or written consent by the holders of a majority of the Company’s capital stock, voting in the same manner as would have been voted in accordance with the organizational documents of the Company as in effect at the time of such vote, or if such vote occurs after the Closing Date, as in effect immediately prior to the Closing Date (the “Majority Shareholders”), from time to time upon not less than ten days’ prior written notice to Purchaser. If at any time the Shareholder Representative resigns or becomes incapable of acting, the holders of a majority of the Company’s capital stock, voting in the same manner as would have been voted in accordance with the organizational documents of the Company as in effect at the time of such vote, or if such vote occurs after the Closing Date, as in effect immediately prior to the Closing Date shall choose another Person, to act as the Shareholder Representative under this Agreement and the Escrow Agreement. The Company Indemnified Persons may not make a claim for indemnity against Purchaser under Section 9.3 except through the Shareholder Representative. The Shareholder Representative may enforce, prosecute and settle any such claim without any directions from the Company Indemnified Persons, and all acts and decisions of the Shareholder Representative in connection with such matter shall be binding on all the Company Indemnified Persons. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall receive no compensation for its services. Notices or communications to or from the Shareholder Representative shall constitute notice to or from each of the Shareholders.
          (b) The Shareholder Representative will be entitled to engage such counsel, accountants, experts and other agents as the Shareholder Representative deems necessary or proper in connection with performing its obligations hereunder and under the Escrow Agreement, and will be promptly reimbursed by the Shareholders for all reasonable expenses, disbursements and advances incurred by the Shareholder Representative in such capacity upon demand, pro rata based upon each such holder’s pro rata share of the total outstanding shares of Company Common Stock as of the

Closing Date. The Shareholder Representative may act pursuant to the advice of counsel with respect to any matter relating to this Agreement or the Escrow Agreement and will not be liable for any action taken or omitted by it in good faith in accordance with such advice. Each holder of shares of Company Common Stock shall indemnify and hold harmless the Shareholder Representative pro rata based upon such holder’s pro rata share of the total outstanding shares of Company Common Stock as of the Closing Date, from any and all Damages that are incurred by the Shareholder Representative as a result of actions taken, or actions not taken, by the Shareholder Representative herein, except to the extent that such Damages arise from the gross negligence or willful misconduct of the Shareholder Representative. The Shareholder Representative shall not be liable to the Shareholders for any act done or omitted hereunder as Shareholder Representative, excluding acts which constitute gross negligence or willful misconduct.
          (c) All amounts received by the Shareholder Representative on behalf of the holders of the Converted Company Shares or Shareholders, whether under this Agreement or the Escrow Agreement, as applicable, will be promptly paid by the Shareholder Representative to the holders of the Converted Company Shares (pro rata based upon such holder’s share of the Converted Company Shares as of the Closing Date), except as provided in Section 2.4(f)(i); provided, however, that the Shareholder Representative will be entitled to set off any amounts payable to the Shareholder Representative under Section 10.11(b) against amounts otherwise payable to the Shareholders pursuant to this Section 10.11(c).
          (d) A decision, act, consent or instruction of the Shareholder Representative in respect of any action under this Agreement shall constitute a decision of all the Shareholders and the other Company Indemnified Persons and shall be final, binding and conclusive upon each such Shareholder and the other the Company Indemnified Persons, and Purchaser and the escrow agent under the Escrow Agreement may rely upon any decision, act, consent or instruction of the Shareholder Representative hereunder as being the decision, act, consent or instruction of each and every such Shareholder and the other Company Indemnified Persons. Purchaser shall be able to rely conclusively on the proper distribution of such amounts by the Shareholder Representative among the Shareholders upon receipt by the Shareholder Representative of such amounts. Purchaser and Merger Sub are hereby relieved from any liability to any Person (including any Shareholder or the other Company Indemnified Persons) for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.
          (e) The Shareholder Representative waives, and acknowledges and agrees that it shall not have and shall not exercise or assert (or attempt to exercise or assert) any right of contribution, right of indemnity or other right or remedy against the Surviving Entity in connection with any indemnification obligations the Company may have under or in connection with this Agreement.
[remainder of page intentionally left blank]

[signature page of Agreement and Plan of Merger]
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

PURCHASER: CLARCOR INC.
By:	/s/ Norman E. Johnson
Norman E. Johnson
Chief Executive Officer and President

MERGER SUB: PECO ACQUISITION COMPANY
By:	/s/ Norman E. Johnson
Norman E. Johnson
Chief Executive Officer and President

THE COMPANY: PERRY EQUIPMENT CORPORATION
By:	/s/ Laine Perry
Laine Perry
Chief Executive Officer

SHAREHOLDER REPRESENTATIVE PECO MANAGEMENT, LLC
By:	/s/ Laine Perry
Laine Perry
President

     The undersigned, record and/or beneficial owners of Perry Equipment Corporation, do hereby, jointly and severally, guaranty the timely payment by the Shareholders of their obligations set forth in Section 2.4(e)(i) of the foregoing Agreement and Plan of Merger.

PECO PARTNERS I, LTD.

By:	PECO Management LLC,
General Partner

	By:	/s/ Laine Perry Laine Perry, Manager

PECO PARTNERS II, LTD.

By:	PECO Management LLC,
General Partner

	By:	/s/ Laine Perry

Laine Perry, Manager

PECO PARTNERS III, LTD.

By:	PECO Management LLC,
General Partner

	By:	/s/ Laine Perry

Laine Perry, Manager

/s/ Laine Perry

Laine Perry

/s/ Leigh Perry Payne

Leigh Perry Payne

/s/ Doris Perry McConnell

Doris Perry McConnell

Appendix A
Defined Terms
Index of Terms Defined Elsewhere in this Agreement
Capitalized terms used herein are defined in the provisions of the Agreement set forth below:

Defined Term	Section
AAA	Section 10.8
Adjusted Consolidated Net Working Capital	Section 2.4(b)
Aggregate Closing Merger Consideration Amount	Section 2.2(c)
Agreement	First Paragraph
Audited Financial Statements	Section 3.5(a)
Average Closing Price	Section 2.3(c)
Base Cash Consideration	Section 2.2(b)
Closing	Section 1.5
Closing Date	Section 1.5
Closing Date Balance Sheet	Section 2.4(a)
Closing Date Net Working Capital Calculation	Section 2.4(a)
Communications	Section 10.1
Company	First Paragraph
Company Closing Documents	Section 3.2
Company Common Stock	Section 2.2(a)
Company Disclosure Schedule	First Sentence of Article 3
Company Group	Section 5.2(a)
Company Indemnified Persons	Section 9.3
Company Intellectual Property	Section 3.12(d)
Company Real Property Leases	Section 3.8(a)
Confidentiality Agreement	Section 5.2(d)
Converted Company Shares	Section 2.2(c)
Cooper Estate	Section 2.2(c)(i)
Copyrights	Section 3.12(a)
Damages	Section 9.2
Deductible	Section 9.4(d)
Delaware Certificate of Merger	Section 1.5
DGCL	Section 1.1
Dispute Communications	Section 10.1
Dissenting Shares	Section 2.6(a)
DOJ	Section 5.4(b)
Effective Time	Section 1.5
Employee Benefit Plans	Section 3.13(a)
Environmental Policy	Section 3.17(b)
Escrow Agreement	Section 6.2(g)
Escrow Fund	Section 2.2(g)
Escrowed Cash	Section 2.2(g)
Escrowed Shares	Section 2.2(g)
ESOP	Section 2.2(c)(i)
ESOP/Cooper Estate Per Share Cash Consideration	Section 2.2(c)(i)

Appendix A-1

Defined Term	Section
Excess International Employee Benefits	Section 3.13(b)
Financial Statements	Section 3.5(a)
FTC	Section 5.4(b)
GAAP	Section 2.4(a)
General Per Share Cash Consideration	Section 2.2(c)(ii)
General Per Share Merger Consideration	Section 2.2(c)(ii)
Indemnified Person	Section 9.5(a)
Indemnifying Person	Section 9.5(a)
Independent Accountants	Section 2.4(d)
Intellectual Property	Section 3.12(a)
International Employee	Section 3.13(b)
International Employee Benefit Plan	Section 3.13(b)
International Employee Benefits	Section 3.13(b)
In-Licenses	Section 3.12(c)
IP Licenses	Section 3.12(a)
Leased Real Property	Section 3.8(a)
Majority Shareholders	Section 10.11(a)
Material Company Contracts	Section 3.11(a)
Material Customers	Section 3.19(a)
Material Suppliers	Section 3.19(b)
Merger	Recitals
Merger Consideration	Section 2.2(b)
Merger Sub	First Paragraph
Mineral Rights Assignment	Section 5.12(b)
Mineral Wells Premises	Section 5.12(b)
Owned Real Property	Section 3.8(a)
Out-Licenses	Section 3.12(c)
Patents	Section 3.12(a)
PBGC	Section 3.13(e)
PECO 401(k) Plan	Section 5.13
Per Share Merger Consideration	Section 2.2(c)(ii)
Per Share Stock Consideration	Section 2.2(c)(ii)
Purchaser	First Paragraph
Purchaser Common Stock	Section 2.2(b)
Purchaser Closing Documents	Section 4.2
Purchaser Disclosure Schedule	First Sentence of Article 4
Purchaser Group	Section 5.2(a)
Purchaser Indemnified Persons	Section 9.2
Purchaser SEC Reports	Section 4.5
Real Property	Section 3.8(a)
Reference Balance Sheet	Section 3.5(a)
Reference Balance Sheet Date	Section 3.5(a)
Registration Rights Agreement	Section 2.2(d)
Related Person	Section 3.18
Required International Employee Benefits	Section 3.13(b)
Severance Agreements	Section 6.2(h)
Share Consideration	Section 2.2(b)
Shareholder Agreement	Section 1.6
Shareholder Representative	Section 10.11(a)

Appendix A-2

Defined Term	Section
Software	Section 3.12(a)
Straddle Period	Section 7.1
Surviving Entity	Section 1.1
Surviving Purchaser Representations	Section 9.1
TBCA	Section 1.1
Technical Center	Section 5.12(a)
Texas Articles of Merger	Section 1.5
Third-Party Claim	Section 9.5(a)
Title IV Plan	Section 3.13(d)
Trademarks	Section 3.12(a)
Trade Secrets	Section 3.12(a)
Unaudited Financial Statements	Section 3.5(a)
U.S. Employee Benefit Plans	Section 3.13(a)
Vessels Customer	Section 3.19(d)
Welfare Benefits Plan	Section 3.13(o)
     For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Appendix A:
     “Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.
     “Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.
     “Business Day” means any day other than Saturday or Sunday or any other day on which banks in New York are permitted or required to be closed.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company Contract” means any contract or agreement (whether written or oral) (a) under which the Company or any Subsidiary of the Company has or may acquire any rights or benefits, (b) under which the Company or any Subsidiary of the Company has or may become subject to any obligation or liability, or (c) by which the Company or any Subsidiary of the Company or any of the assets owned or used by the Company or any Subsidiary of the Company is or may become bound (and includes, without limitation, the Company Real Property Leases).
     “Company Material Adverse Effect” means any material adverse change in or material adverse effect on, or any event that is reasonably like to result in a material adverse change in or material adverse effect on, the business, operations, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or on the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.
     “Company Credit Facilities” means (1) that certain Credit Agreement, dated December 15, 2005, as amended, by and among the Company, PECO Filters Limited, Perry Equipment Ltd., and JPMorgan Chase Bank, N.A., as administrative agent, and (2) that certain Export Loan Agreement, dated December 15, 2005, by and between the Company and JPMorgan Chase Bank, N.A.

Appendix A-3

     “Environmental Laws” means all domestic or foreign federal, state, local and municipal Legal Requirements concerning Hazardous Materials, pollution or the protection of the environment (including, without limitation, soil, air, water, groundwater and natural resources) or human health and safety.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
     “ERISA Affiliate” means any entity that is considered a single employer with the Company or any of its Subsidiaries under Section 414 of the Code.
     “Encumbrance” means any charge, claim, equitable interest, lien, encumbrance, option, pledge, security interest, mortgage, encroachment, easement or restriction of any kind.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Governmental Authority” means any domestic or foreign federal, state, provincial, local or municipal court, legislature, executive or regulatory authority, agency or commission, or other governmental entity, authority or instrumentality.
     “Governmental Authorization” means any domestic or foreign federal, state, provincial, special or local license, permit, governmental authorization, certificate of need, certificate of exemption, franchise, accreditation, registration, approval or consent.
     “Hazardous Materials” means any (a) pollutant, contaminant, waste, petroleum, petroleum products, asbestos or asbestos-containing material, radioactive materials, polychlorinated biphenyls, mold, urea formaldehyde and radon gas, (b) any other chemicals, materials or substances defined or regulated as “pesticide,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “biohazardous waste,” “biomedical waste,” “medical waste,” “sharps,” “contaminant,” “pollutant,” “toxic waste,” “toxic substance” or words of similar import, under any Environmental Law, (c) unexploded or undetonated ordinance or ammunition or any other similar material of military origin, and (d) any other substance, material or waste which may be the subject of regulatory action by a Governmental Authority pursuant to any Environmental Law.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Improvements” means all buildings, structures, fixtures and other improvements located on the Real Property.
     “Indebtedness” means, with respect to any Person, (i) indebtedness of such Person for borrowed money, whether secured or unsecured, (ii) obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iii) obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (iv) capital lease obligations of such Person, (v) obligations of such Person under acceptance, letter of credit or similar facilities, (vi) obligations of such Person under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (vii) guarantees of such Person of any such indebtedness referred to in clauses (i)-(vi) of any other Person.

Appendix A-4

     “Knowledge” or “knowledge” (and any similar expression) of (i) the Company means any matters known by, or which should be known following reasonable inquiry by, Laine Perry, Clyde Copeland, Warren Vann, and John Krogue, and (ii) Purchaser means any matters known by, or which should be known following reasonable inquiry by, Norman Johnson, Bruce Klein or Richard Wolfson; provided, however, that, for purposes of clarification, it is understood and agreed that any individuals listed above shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby solely by virtue of being named in this definition.
     “Legal Requirement” means any domestic or foreign federal, state, provincial, local or municipal law, ordinance, code, principle of common law, regulation, order or directive.
     “Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority.
     “Permitted Encumbrances” means (i) liens for Taxes not yet due and payable; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent and which are not, individually or in the aggregate, material; (iii) easements or reservations thereof, rights of way, highway and railroad crossings, sewers, electric and other utility lines, cable, Internet and telephone lines, zoning, building code and other covenants, conditions and restrictions as to the use of the Real Property that do not affect or interfere in an material way with the use of the Real Property by the Company and its Subsidiaries; and (iv) any and all matters and encumbrances (including, without limitation, fee mortgages or ground leases) affecting the Leased Real Property not created or granted by the Company or its Subsidiaries but only to the extent that such matters and encumbrances do not materially interfere with the right of the Company or its Subsidiaries to use any of the Leased Real Property.
     “Person” means any individual, partnership, limited partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or any Governmental Authority.
     “Pre-Effective Period” means any taxable period or portion thereof ending on or prior to the Closing Date.
     “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private).
     “Purchaser Material Adverse Effect” means any material adverse change in or material adverse effect on, or any event that is reasonably like to result in a material adverse change in or material adverse effect on, the business, operations, results of operations or condition (financial or otherwise) of the Purchaser and its Subsidiaries, taken as a whole, or on the ability of the Purchaser or Merger Sub to perform their obligations under this Agreement or to consummate the transactions contemplated hereby.
     “Release” shall have the same meaning as in the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

Appendix A-5

     “SEC” means the United States Securities and Exchange Commission.
     “Shareholder” means any shareholder of the Company.
     “Subsidiary” of a Person means any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which at least a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries).
     “Tax Returns” means any domestic or foreign returns (including any information return), reports, statements, schedules, notices, forms or other documents or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.
     “Taxes” means any income, payroll, employment, excise, property, franchise, withholding, social security, unemployment, disability, sales, use, transfer or other tax, fee, assessment, charge or duty of any kind, and any interest, penalties, additions or additional amounts thereon, imposed, assessed, collect by or under the authority of, any Governmental Authority.

Appendix A-6

Appendix B
Officers and Directors

Directors	Officers	Titles
Norman E. Johnson	Norman E. Johnson	Chairman & CEO

Bruce A. Klein	Christopher Conway	President

Richard M. Wolfson	John A. Krogue	Sr. Vice President & General Manager — Technology

	Warren R. Vann	Sr. Vice President Finance and CFO

	John E. Allen	Treasurer

	Clyde C. Copeland, Jr.	Executive Vice President

	David J. Burns	Vice President Research & Development

	Brian P. Czajkowski	Vice President Administration

	Earl A. Gaskill	Vice President Global Manufacturing

	Howard A. Walker	Vice President Sales

	Gregory R. Resz	Corporate Controller and Director of Finance

	Richard M. Wolfson	Vice President and Secretary

	Bruce A. Klein	Vice President

Appendix C
Material Consents
None.

Appendix D
Company Employees Executing Employment, Severance and
Change of Control Agreements
Clyde C. Copeland, Jr.
Warren R. Vann
John A. Krogue
Howard A. Walker
Brian P. Czajkowski
Earl A. Gaskill
David J. Burns